                                                                    EXHIBIT 99.1

                             FINANCIAL HIGHLIGHTS
The following table presents the selected financial information at and for the five years ended December 31, 1997.

                                                                                 YEARS ENDED DECEMBER 31,
                                                              ---------------------------------------------------------------
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)                 1997*        1996*        1995*        1994*        1993*
                                                              -----------  -----------  -----------  -----------  -----------
OPERATING DATA
Interest income.............................................  $   85,399   $   60,713   $   52,090   $   39,832   $   35,365
Interest expense............................................      32,872       21,701       18,589       11,747       10,313
                                                              ----------   ----------   ----------   ----------   ----------
Net interest income.........................................      52,527       39,012       33,501       28,085       25,052
Provision for loan losses ..................................       4,043(1)     2,419        1,160        1,963        2,315
                                                              ----------   ----------   ----------   ----------   ----------
Net interest income after provision for loan losses.........      48,484       36,593       32,341       26,122       22,737
Other income, recurring.....................................       5,423        4,658        3,075        4,124        4,138
Operating expenses, excluding nonrecurring items............      33,099       28,608       25,402       22,563       21,791
                                                              ----------   ----------   ----------   ----------   ----------
Income before income tax expense and nonrecurring items.....      20,808       12,643       10,014        7,683        5,084
Income tax expense..........................................       7,515        4,774        3,669        2,793        1,825
                                                              ----------   ----------   ----------   ----------   ----------
Income before nonrecurring items............................      13,293        7,869        6,345        4,890        3,259
Nonrecurring items, net of tax..............................       2,282        1,991        1,335          608           --
                                                              ----------   ----------   ----------   ----------   ----------
Net Income..................................................  $   11,011   $    5,878   $    5,010   $    4,282   $    3,259
                                                              ==========   ==========   ==========   ==========   ==========
Net Income per share (2)
  Basic.....................................................  $     1.24   $     0.69   $     0.62   $     0.57   $     0.45
  Diluted...................................................  $     1.15   $     0.64   $     0.59   $     0.52   $     0.41
Dividends per share (2)(3)..................................  $     0.30   $     0.22   $     0.24   $     0.17   $     0.11
Average common and common equivalent shares
 outstanding................................................   9,594,480    9,144,776    8,515,404    8,187,104    8,021,340
OPERATING RATIOS AND OTHER DATA
Return on average assets (4)................................        1.07%        0.80%        0.83%        0.81%        0.63%
Return on average common shareholders' equity (4)...........       14.94%        9.14%        8.78%        8.47%        7.13%
Net interest margin (5).....................................        5.45%        5.81%        6.07%        5.81%        5.44%
Net (charge-offs) recoveries to average loans...............       (0.27)%       0.04%       (0.41)%      (0.32)%      (0.55)%
FINANCIAL CONDITION DATA (AT PERIOD END)
Assets......................................................  $1,200,319   $  909,092   $  654,176   $  549,871   $  513,847
Loans, net..................................................     718,529      553,603      388,504      345,267      335,408
Investment securities (6)...................................     213,127      135,671      141,024      117,738       79,221
Deposits....................................................   1,071,148      821,133      584,355      475,047      462,654
Subordinated debt...........................................       3,000        3,000        3,000           --           --
Trust Preferred Securities..................................      20,000           --           --           --           --
Common shareholders' equity.................................      76,257       66,726       60,629       52,776       48,280
Book value per common share.................................        8.47         7.65         7.29         6.81         6.56
FINANCIAL CONDITION RATIOS
Nonperforming assets to total assets........................        0.46%        1.03%        1.48%        2.24%        1.94%
Allowance for loan losses to total loans....................        2.18%        1.77%        1.66%        1.99%        1.81%
Allowance for loan losses to non--performing assets........       292.91%      106.86%       68.33%       56.38%       60.86%
REGULATORY CAPITAL RATIOS
Tier 1 Capital..............................................       10.90%        9.97%       12.63%       13.19%       13.36%
Total Capital...............................................       12.49%       11.62%       14.48%       14.52%       14.71%
Leverage Ratio..............................................        8.48%        7.84%        9.61%        9.95%       10.10%

--------------
* Restated on a historical basis to reflect the mergers discussed in Note 2 of the Notes to the Consolidated Financial Statements.

(1) Does not include $2.4 million of non-recurring charges in 1997 to conform accounting practices for the reserve methodologies as part of the 1997 acquisition of Peninsula Bank of Commerce (PBC) by Greater Bay. Including these charges the total provision for loan losses was $6.4 million.
(2) Restated to reflect 2-for-1 stock split effective for shareholders of record as of April 30, 1998.
(3) Includes only those dividends declared by Greater Bay, and excludes those dividends paid by Cupertino National Bank (CNB) prior to the 1996 merger, PBC prior to the 1997 merger and by Pacific Rim Bancorporation (PRB), the former holding company of Golden Gate Bank, prior to the 1998 merger. In 1996 CNB declared and paid dividends of $0.10 per share to its shareholders. PBC declared and paid annual dividends of $3.20 and $1.35 per share in 1997 and 1996, respectively. In 1997 PRB declared and paid dividends of $100,000 to its sole shareholder. On a consolidated basis, Greater Bay has declared dividends of $0.52 and $0.30 per share in 1997 and 1996, respectively.
(4) Excluding nonrecurring items, net of tax, of $2.4 million in 1997, $2.0 million in 1996, $1.3 million in 1995 and $0.6 million in 1994, ROA for 1997, 1996, 1995 and 1994 would have been 1.29%, 1.07%, 1.06% and 0.61%, respectively, and ROE for 1997, 1996, 1995 and 1994 would have been 18.03%, 12.24%, 11.12% and 6.36%, respectively.
(5) Net interest margin for 1997 and 1996 includes the lower spread earned on the PBC Special Deposit (see Note 7 of Notes to the Consolidated Financial Statements for details). Excluding the PBC Special Deposit, net interest margin would have been 5.78% and 6.08% for 1997 and 1996, respectively.
(6)  Includes available-for-sale securities and held-to-maturity securities.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

OVERVIEW

     Greater Bay Bancorp ("Greater Bay," on a parent-only basis, and the "Company," on a consolidated basis) was formed as the result of the merger in November 1996 between Cupertino National Bancorp, the holding company for Cupertino National Bank ("CNB"), and Mid-Peninsula Bancorp, the holding company for Mid-Peninsula Bank ("MPB"). In December 1997, the Company completed a merger with Peninsula Bank of Commerce ("PBC"), whereby PBC joined CNB and MPB as the third wholly owned banking subsidiary of Greater Bay (collectively, the "Banks"). Both mergers were accounted for as pooling of interests. On May 8, 1998, the Company consummated the acquisition of Golden Gate Bank, a California state chartered bank ("GGB") and a wholly owned subsidiary of Pacific Rim Bancorporation, a California corporation ("PRB"), through the merger of PRB with and into Greater Bay, with Greater Bay surviving the merger and thereafter holding GGB as a banking subsidiary. The merger was accounted for as a pooling of interests.

     CNB, MPB, PBC and GGB are referred to collectively herein as the "Banks." All of the financial information for the Company presented in the following discussion and analysis for the periods prior to each of the mergers has been restated to reflect the pooling of interests, as if they occurred at the beginning of the earliest reporting period presented.

     The following discussion and analysis is intended to provide greater details of the results of operations and financial condition of the Company. The following discussion should be read in conjunction with the information under "Financial Highlights" and the Company's consolidated financial data included elsewhere herein. Certain statements under this caption constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in such forward-looking statements. Factors that might cause such a difference include but are not limited to economic conditions, competition in the geographic and business areas in which the Company conducts its operations, fluctuation in interest rates, credit quality and government regulation.


RESULTS OF OPERATIONS

     The Company reported net income of $11.0 million in 1997, an 87.0% increase over 1996 net income of $5.9 million. The net income in 1996 was a 17.0% increase over 1995 income of $5.0 million. Basic net income per share was $1.24 for 1997, as compared to $0.69 for 1996 and $0.62 for 1995, while diluted net income per share was $1.15, $0.64 and $0.59 for 1997, 1996 and 1995, respectively. The return on average assets and return on average shareholders' equity were 1.07% and 14.94% in 1997, compared with 0.80% and 9.14% in 1996 and 0.83% and 8.78% in 1995, respectively.

     The increase in 1997 net income was the result of significant loan and deposit growth, which resulted in increased net interest income, and increases in trust fees, depositors' service fees and other fee income. Operating expense increases required to service and support the Company's growth partially offset the increase in revenues. The 1997 operating results included $3.3 million ($2.3 million net of tax) in merger and other related charges. Excluding these charges, the Company's net income, basic and diluted net income per share, return on average shareholders' equity and return on average assets would have been $13.3 million, $1.49, $1.39, 18.03% and 1.29%, respectively.

     Net income for 1997 included $1.2 million in warrant income resulting from the exercise of warrants and sale of the underlying shares of common stock of two clients of the Banks. The Company occasionally receives warrants to acquire common stock from companies that are in the start-up or development phase. The timing and amount of income derived from the exercise and sale of client warrants typically depend upon factors beyond the control of the Company, and cannot be predicted with any degree of accuracy and are likely to vary materially from period to period. Net income also included approximately $1.7 million ($1.0 million net of tax) of a recovery through insurance of a litigation settlement charge incurred in 1995. In addition, during 1997 the Company increased its loan loss reserve to 2.18% of total loans from 1.77% of total loan in 1996. The increase in the loan loss reserve as a percentage of total loans accounted for $3.7 million of the increased loan loss provision in 1997 and was recorded to account for the significant growth in unseasoned loans.

     The increase in net income in 1996 over 1995 was due primarily to increased growth in interest-earning assets, which was partially offset by the growth in operating expenses. The operating results in 1996 included $2.8 million ($2.0 million net of taxes) in merger and other nonrecurring charges. Excluding these charges, the Company's net income, basic and diluted net income per share, return on average shareholders' equity and return on average assets would have been $7.9 million, $0.92, $0.86, 12.24% and 1.07%, respectively.


  Net Interest Income

     Net interest income increased 35.0% to $52.5 million in 1997 from $39.0 million in 1996 primarily due to the $291.6 million, or 43.0% increase in average interest-earning assets which was partially offset by a 41 basis point decrease in the Company's interest rate spread. The decrease in the 1997 interest rate spread was due primarily to the low spread earned on PBC's Special Deposit (discussed in Note 7 of the Notes to the Consolidated Financial Statements). The average investment and deposit balances related to the Special Deposit during 1997 were $93.4 million and $91.3 million, respectively, on which the Company earned a spread of 2.25%. Excluding PBC's Special Deposit, the 1997 and 1996 interest rate spread would have been 5.78% and 6.08%, respectively. Net interest income increased 16.5% in 1996 from $33.5 million in 1995 primarily due to the combined effects of the $121.4 million, or 21.8% increase in average interest-earning assets, which was partially offset by the 24 basis point decrease in the Company's interest rate spread.

  The following table presents, for the years indicated, condensed average balance sheet information for the Company, together with interest income and yields earned on average interest-earning assets and interest expense and rates paid on average interest-bearing liabilities. Average balances are average daily balances.

                                                                Years Ended December 31,
                                      --------------------------------------------------------------------
                                                     1997                               1996
                                      ----------------------------------  --------------------------------
                                                                AVERAGE                           AVERAGE
                                                                --------                          --------
                                         Average                 YIELD/     AVERAGE                YIELD/
                                      --------------            --------  ------------            --------
(Dollars in thousands)                  BALANCE(1)    INTEREST    RATE     BALANCE(1)   INTEREST    RATE
                                      --------------  --------  --------  ------------  --------  --------
INTEREST-EARNING
 ASSETS:
Loans(2)............................   $  650,190      $66,907    10.29%    459,326      $48,002    10.45%
Investment securities, short term
 investments and Fed funds
 sold(3)............................      318,729       18,782     5.89%    218,000       13,067     5.99%
                                       ----------      -------             --------      -------
 Total interest-earning
  assets(3).........................      968,919       85,689     8.85%    677,326       61,069     9.02%
                                       ----------      -------             --------      -------
Noninterest-earning assets..........       63,032                            54,697
                                       ----------                          --------
  Total assets......................   $1,031,951       85,689             $732,023       61,069
                                       ==========      -------             ========      -------
INTEREST-BEARING
 LIABILITIES:
Deposits:
 MMDA, NOW and Savings..............   $  575,603       20,652     3.59%   $390,996       12,887     3.30%
 Time deposits......................      188,333        9,987     5.30%    153,286        8,333     5.44%
                                       ----------      -------             --------      -------
  Total deposits....................      763,936       30,639     4.01%    544,282       21,220     3.90%
 Borrowings.........................       24,971        2,233     8.94%      8,191          481     5.87%
                                       ----------      -------             --------      -------
  Total interest-bearing
   liabilities......................      788,907       32,872     4.17%    552,473       21,701     3.93%
                                       ----------      -------             --------      -------
Noninterest-bearing deposits........      161,684                           112,321
Other noninterest-bearing
 liabilities........................        7,648                             2,922
Shareholders' equity................       73,712                            64,307
                                       ----------                          --------
  Total liabilities and
   shareholders' equity.............   $1,031,951       32,872             $732,023       21,701
                                       ==========      -------             ========      -------
Net interest income.................                   $52,817                           $39,368
                                                       =======                           =======
Interest rate spread................                               4.68%                             5.09%
Contribution of interest free
 funds..............................                               0.77%                             0.72%
Net yield on interest-earnings
 assets(4)..........................                               5.45%                             5.81%

                                        --------------------------------
                                                      1995
                                        --------------------------------
                                          AVERAGE               AVERAGE
                                        ------------            --------
                                            RATE                 YIELD/
                                        ------------            --------
(Dollars in thousands)                   BALANCE(1)   INTEREST    RATE
                                        ------------  --------  --------
INTEREST-EARNING
 ASSETS:
Loans(2)............................     $367,968      $40,843    11.10%
Investment securities, short term
 investments and Fed funds
 sold(3)............................      187,975       11,480     6.11%
                                         --------      -------
 Total interest-earning
  assets(3).........................      555,943       52,323     9.41%
                                         --------      -------
Noninterest-earning assets..........       44,463
                                         --------
  Total assets......................     $600,406       52,323
                                         ========      -------
INTEREST-BEARING
 LIABILITIES:
Deposits:
 MMDA, NOW and Savings..............     $297,607       10,034     3.37%
 Time deposits......................      144,210        7,709     5.35%
                                         --------      -------
  Total deposits....................      441,817       17,743     4.02%
 Borrowings.........................       13,334          846     6.34%
                                         --------      -------
  Total interest-bearing
   liabilities......................      455,151       18,589     4.08%
                                         --------      -------
Noninterest-bearing deposits........       84,094
Other noninterest-bearing
 liabilities........................        4,090
Shareholders' equity................       57,071
                                         --------
  Total liabilities and
   shareholders' equity.............     $600,406       18,589
                                         ========      -------
Net interest income.................                   $33,734
                                                       =======
Interest rate spread................                               5.33%
Contribution of interest free
 funds..............................                               0.74%
Net yield on interest-earnings
 assets(4)..........................                               6.07%

--------------
(1) Nonaccrual loans are included in the average balance; however, only collected interest is included in the interest column.
(2) Loan fees totaling $3.6 million, $2.7 million and $2.0 million are included in loan interest income for the years 1997, 1996 and 1995, respectively.
(3) Interest income includes $290,000, $356,000 and $233,000 in 1997, 1996 and
    1995, respectively, to adjust to a fully taxable equivalent basis using the federal statutory rate of 34%.
(4) Net yield on interest-earning assets during the period equals (a) the difference between interest income on interest-earning assets and the interest expense on interest-bearing liabilities, divided by (b) average interest-earning assets for the period.

    The most significant impact on the Company's net interest income between periods is derived from the interaction of changes in the volume of and rate earned or paid on interest-earning assets and interest-bearing liabilities. The volume of interest-earning asset dollars in loans and investments, compared to the volume of interest-bearing liabilities represented by deposits and borrowings, combined with the spread, produces the changes in the net interest income between periods. The table below sets forth, for the periods indicated, a summary of the changes in average asset and liability balances (volume) and changes in average interest rates (rate).

                                                        YEAR ENDED DECEMBER 31, 1997          YEAR ENDED DECEMBER 31, 1996
                                                    -------------------------------------  -----------------------------------
                                                       COMPARED WITH DECEMBER 31, 1996       COMPARED WITH DECEMBER 31, 1995
                                                    -------------------------------------  -----------------------------------
                                                           FAVORABLE (UNFAVORABLE)               FAVORABLE (UNFAVORABLE)
                                                    -------------------------------------  -----------------------------------
(DOLLARS IN THOUSANDS) (1) (2)                        VOLUME         RATE         NET        VOLUME       RATE         NET
                                                    -----------  ------------  ----------  ----------  -----------  ----------

INTEREST EARNED ON INTEREST--
 EARNING ASSETS:
Interest income on loans..........................      $19,650      $  (745)     $18,905    $ 9,661      $(2,502)     $7,159
Interest income on investment securities, short-
 term investments and cash equivalents............        5,940         (225)       5,715      1,804         (217)      1,587
                                                        -------      -------      -------    -------      -------      ------
  Total interest income...........................       25,590         (970)      24,620     11,465       (2,719)      8,746
                                                        -------      -------      -------    -------      -------      ------
INTEREST EXPENSE ON INTEREST-
 BEARING LIABILITIES:
Interest expense on deposits:
  MMDA, NOW and Savings...........................        6,537        1,228        7,765      3,098         (245)      2,853
  Time deposits...................................        1,864         (210)       1,654        489          135         624
                                                        -------      -------      -------    -------      -------      ------
Total interest expense on deposits................        8,401        1,018        9,419      3,587         (110)      3,477
Interest expense on borrowings....................        1,396          356        1,752       (306)         (59)       (365)
                                                        -------      -------      -------    -------      -------      ------
  Total interest expense..........................        9,797        1,374       11,171      3,281         (169)      3,112
                                                        -------      -------      -------    -------      -------      ------
Increase (decrease) in net interest income........      $15,793      $(2,344)     $13,449    $ 8,184      $(2,550)     $5,634
                                                        =======      =======      =======    =======      =======      ======

--------------
(1) Interest income includes $290,000, $356,000 and $233,000 for 1997, 1996 and
    1995, respectively, to adjust to a fully taxable equivalent basis using the federal statutory rate of 34%.
(2) The change in interest income and expense not attributable to specific volume and rate changes has been reflected as volume variances. Nonaccrual loans are included in average loans.

  Interest income in 1997 increased 40.3% to $85.7 million from $61.1 million in 1996. This was primarily due to the significant increase in loans, the Company's highest yielding interest-earning asset. Loan volume increases were the result of the continuing economic improvement in the Company's market areas, as well as the addition of experienced relationship managers and significant business development efforts by the Company's relationship managers. The increase was partially offset by a decline in the yield earned on average interest-earning assets. While average interest-earning assets increased $291.6 million, or 43.0% to $968.9 million in 1997, compared to $677.3 million in 1996, average loans increased $190.9 million, or 41.2% to $650.2 million, or 67.1% of average interest-earning assets, in 1997 from $459.3 million, or 67.8% of average interest-earning assets in 1996. Investment securities, Federal funds sold and other short-term investments, the Company's other interest-earning assets, increased 46.2% to $318.7 million, or 32.9% of average interest-earning assets in 1997, from $218.0 million, or 32.2% of average interest-earning assets in 1996.

  The average yield on interest-earning assets declined 17 basis points to 8.85% in 1997 from 9.02% in 1996 primarily due to the decline in the yields on loans which was caused by increased competition for quality borrowers in the Company's market area. The average yield on loans declined 16 basis points to 10.29% in 1997 from 10.45% in 1996 primarily due to increased competition as discussed above. The average yield on other interest-earning assets declined 10 basis points to 5.89% in 1997, compared to 5.99% in 1996.

  Interest expense in 1997 increased 51.6% to $32.9 million from $21.7 million in 1996. This increase was due to greater volumes of interest-bearing liabilities coupled with slightly higher interest rates paid on interest-bearing liabilities. Average interest-bearing liabilities increased 42.8% to $788.9 million in 1997 from $552.5 million in 1996 due primarily to the efforts of the Banks' relationship managers in generating core deposits from their client relationships and the deposits derived from the activities of the Greater Bay Trust Company and the Venture Banking Group.

  During 1997, average noninterest-bearing deposits increased to $161.7 million from $112.3 million in 1996. Due to that increase, noninterest-bearing deposits comprised 17.5% of total deposits at year end 1997, compared 17.1% at year end 1996.

  As a result of the foregoing, the Company's interest rate spread declined to 4.68% in 1997 from 5.09% in 1996 and the net yield on interest-earning assets declined in 1997 to 5.45% from 5.81% in 1996.

  Interest income increased 16.5% to $60.7 million in 1996 from $52.1 million in 1995, as a result of the increase in average interest-earning assets offset by a decline in the yields earned. Average interest-earning assets increased 21.8% to $677.3 million in 1996 from $555.9 million in 1995 as a result of almost proportionate increases in both loans and other interest-earning assets. The yield on the higher volume of average interest-earning assets declined 39 basis points to 9.02% in 1996 from 9.41% in 1995, primarily as a result of decreases in market rates of interest.

  Interest expense in 1996 increased 16.7% to $21.7 million from $18.6 million in 1995 primarily as a result of the increase in volume of interest-bearing liabilities offset by a slight decrease in rates paid on interest-bearing liabilities. As a result of decreases in market rates of interest, the average rate paid on average interest-bearing liabilities declined 15 basis points to 3.93% in 1996 from 4.08% in 1995. Corresponding to the growth in average interest-earning assets, average interest-bearing liabilities increased 21.4% to $552.5 million in 1996 from $455.2 million in 1995.

  As a result of the foregoing, the Company's interest rate spread declined to 5.09% in 1996 from 5.33% in 1995 and the net yield on interest-earning assets declined to 5.81% in 1996 from 6.07% in 1995.

  Certain client service expenses were incurred by the Company with respect to its noninterest-bearing liabilities. These expenses include messenger services, check supplies and other related items and are included in operating expenses. Had they been included in interest expense, the impact of these expenses on the Company's net yield on interest-earning assets would have been as follows for each of the years presented.

                                                                                Years Ended December 31,
                                                                      ---------------------------------------------
(Dollars in thousands)                                                     1997            1996           1995
                                                                      --------------  --------------  -------------
Average noninterest bearing demand deposits.........................       $161,684        $112,321        $84,094
Client service expenses.............................................            444             462            389
Client service expense, annualized..................................           0.27%           0.41%          0.46%

IMPACT ON NET YIELD ON INTEREST-EARNING ASSETS:
Net yield on interest-earning assets................................           5.45%           5.81%          6.07%
Impact of client service expense....................................          (0.05)%         (0.07)%        (0.07)%
                                                                           --------        --------        -------
Adjusted net yield on interest-earning assets (1)...................           5.40%           5.74%          6.00%
                                                                           ========        ========        =======

--------------
(1) Noninterest-bearing liabilities are included in cost of funds calculations to determine adjusted net yield of spread.

  The impact on the net yield on interest-earning assets is determined by offsetting net interest income by the cost of client service expense, which reduces the yield on interest-earning assets. The cost for client service expense reflects the Company's efforts to manage its client service expenses.


 Provision for Loan Losses

  The provision for loan losses creates an allowance for future loan losses. The loan loss provision for each year is dependent on many factors, including loan growth, net charge-offs, changes in the composition of the loan portfolio, delinquencies, management's assessment of the quality of the loan portfolio, the value of the underlying collateral on problem loans and the general economic conditions in the Company's market area. The Company performs a monthly assessment of the risk inherent in its loan portfolio, as well as a detailed review of each asset determined to have identified weaknesses. Based on this analysis, which includes reviewing historical loss trends, current economic conditions, industry concentrations and specific reviews of assets classified with identified weaknesses, the Company makes a provision for potential loan losses. Specific allocations are made for loans where the probability of a loss can be defined and reasonably determined, while the balance of the provisions for loan losses are based on historical data, delinquency trends, economic conditions in the Company's market area and industry averages. Annual fluctuations in the provision for loan losses result from management's assessment of the adequacy of the allowance for loan losses, and ultimate loan losses may vary from current estimates.

  The provision for loan losses in 1997 was $6.4 million, compared to $2.4 million in 1996 and $1.2 million in 1995. In addition, in connection with the mergers, the Company made $1.4 million and $800,000 in additional provision for loan losses in 1997 and 1996, respectively, to conform the Banks' reserve allocation methodologies, which are included in operating expenses. The increased provision for loan losses during 1997 reflects the impact of the $171.4 million increase in gross loans outstanding at December 31,

1997 from year end 1996. Notwithstanding the substantial increase in loans outstanding, nonperforming loans, comprised of nonaccrual loans, restructured loans, and accruing loans past due 90 days or more, declined to $4.2 million or 0.57% of loans outstanding at December 31, 1997, from $7.7 million or 1.36% of loans outstanding at December 31, 1996. The increased provision for loan losses during 1996 of $2.4 million, as compared to $1.2 million during 1995, reflected the higher level of nonperforming loans experienced by the Company. At December 31, 1996, nonperforming loans were $7.7 million, as compared to $7.2 million at December 31, 1995.

  For further information on nonperforming and classified loans and the allowance for loan losses, see--"Nonperforming and Classified Assets" herein.


 Other Income

  Total other income increased to $6.6 million in 1997, compared to $4.7 million in 1996 and $3.1 million in 1995. The following table sets forth information by category of other income for the years indicated.

                                               YEARS ENDED DECEMBER 31,
                                          ----------------------------------
(DOLLARS IN THOUSANDS)                       1997        1996        1995
                                          ----------  ----------  ----------
     Trust fees.........................     $2,049      $1,426      $  710
     Depositors' service fees...........      1,620       1,429       1,265
     Warrant income.....................      1,162          92          --
     Gain on sale of SBA loans..........        883         537         420
     Investment losses..................         (5)       (255)       (106)
     Other..............................        875       1,429         786
                                             ------      ------      ------
        Total...........................     $6,584      $4,658      $3,075
                                             ======      ======      ======

  The increase in other income in 1997 was primarily the result of $1.1 million increase in warrant income in 1997, a $623,000 increase in trust fees, and a $346,000 increase in the gain on sale of Small Business Administration ("SBA") loans. As previously discussed, the warrant income resulted from the sale of stock acquired from clients in connection with financing activities. The increase in trust fee was due to significant growth in assets under management by Greater Bay Trust Company. Trust assets increased to $577.7 million at year end 1997, compared to $418.0 million at December 31, 1996 and $270.0 million at December 31, 1995. The increase in the gain on sale of SBA loans was due to an increase in the origination and subsequent sale of SBA loans.

  The increase in other income in 1996 as compared to 1995 was primarily the result of a $716,000 increase in trust fees and a $164,000 increase in depositors' service fees. The trust fee increase was due to significant growth in assets under management by Greater Bay Trust Company as discussed above. Depositors' service fees increased due to growth in deposits.


 Operating Expenses

  The following table sets forth the major components of operating expenses for the years indicated.

                                                                                  YEARS ENDED DECEMBER 31,
                                                                            -------------------------------------
(DOLLARS IN THOUSANDS)                                                         1997         1996         1995
                                                                            -----------  -----------  -----------
  Compensation and benefits...............................................      $19,777       $16,122       $14,059
  Occupancy and equipment.................................................        5,179         4,475         3,701
  Mergers and related nonrecurring costs..................................        3,333         2,791            --
  Professional services and legal costs...................................        1,735         1,676         1,785
  Client service expenses.................................................          444           462           389
  FDIC insurance and regulatory assessments...............................          285           148           749
  Expenses on other real estate owned.....................................          177           175           628
  Other...................................................................        4,214         5,550         6,226
                                                                                -------       -------       -------
     Total operating expenses.............................................      $35,144       $31,399       $27,537
  Nonrecurring costs......................................................        2,046         2,791         2,135
                                                                                =======       =======       =======

     Total operating expenses excluding nonrecurring costs................      $33,098       $28,608       $25,402
                                                                                =======       =======       =======
  Efficiency ratio........................................................        59.45%        71.90%        75.29%
  Efficiency ratio, excluding nonrecurring costs..........................        55.99%        65.51%        69.45%
  Total operating expenses to average assets..............................         3.41%         4.29%         4.59%
  Total operating expenses to average assets, excluding nonrecurring
    costs.................................................................         3.21%         3.91%         4.23%

  Operating expenses totaled $35.1 million for 1997, compared to $31.4 million for 1996 and $27.5 million for 1995. The ratio of operating expenses to average assets was 3.41% in 1997, 4.29% in 1996, and 4.59% in 1995. Nonrecurring costs in 1997 included $3.3 million in merger and related nonrecurring costs and were offset by $1.7 million legal settlement recovery. 1996 nonrecurring costs included $2.8 million in merger and related nonrecurring costs. 1995 nonrecurring costs included $1.7 million in legal settlement costs and $435,000 related to the closing of CNB's mortgage banking business unit and terminated merger discussions. Excluding these items, operating expense to average assets would have been 3.21% in 1997, 3.91% in 1996 and 4.23% in 1995.

  The efficiency ratio is computed by dividing total operating expenses by net interest income and other income. An increase in the efficiency ratio indicates that more resources are being utilized to generate the same (or greater) volume of income while a decrease would indicate a more efficient allocation of resources. The Company's efficiency ratio for 1997 was 59.45%, compared to 71.90% in 1996 and 75.29% in 1995. Excluding nonrecurring costs, the Company's efficiency ratios were 55.99%, 65.51% and 69.45% in 1997, 1996 and 1995, respectively. The improvement in the Company's efficiency ratio in 1997 and 1996 was due to the investment in infrastructure in 1995 and prior, which allowed the Company to grow its revenue base in 1996 and 1997 without comparable increases in operating expenses.

  Compensation and benefits expenses increased in 1997 to $19.8 million compared to $16.1 million in 1996 and $14.1 million in 1995. The increase in compensation and benefits is due primarily to the additions in personnel made in 1997 and 1996 to accommodate the growth of the Company.

  The increase in occupancy and equipment expense in 1997 was primarily the result of the opening of the Company's new administrative offices in Palo Alto and the relocation of one of MPB's branches from San Carlos to Redwood City. The increase in occupancy and equipment expense in 1996 was primarily due to the opening of CNB's Emerson office and the Greater Bay Trust Company office in downtown Palo Alto.

  Federal Deposit Insurance Corporation (''FDIC'') deposit insurance and Office of the Comptroller of the Currency (''OCC'') regulatory assessments increased to $285,000 in 1997, compared to $148,000 in 1996, and $749,000 in 1995. Deposit levels increased 41.0% from 1996 to 1997, resulting in the increase in FDIC deposit insurance premiums. The decrease from 1995 to 1996 was a result of the lowering of deposit insurance premiums by the FDIC when the Bank Insurance Fund was fully funded as of March 1995.

  The increase in other operating expenses was related to the growth in the Company's loans, deposits and trust assets. As indicated by the declining efficiency ratio and ratio of total operating expenses to average assets from 1996 to 1997, the Company has been able to achieve economies of scale subsequent to the November 1996 merger between Cupertino National Bancorp and Mid-Peninsula Bancorp. From 1996 to 1997, average assets increased 41.0%, while operating expenses excluding nonrecurring costs, increased only 15.7%. From 1995 to 1996 prior to the merger, average assets increased 21.9% and operating expenses, excluding nonrecurring costs, increased 12.6%.

 Income Taxes

  The Company's effective income tax rate for 1997 was 36.99%, compared to 40.33% in 1996 and 36.4% in 1995. The effective rate in 1996 was higher than the statutory rate due to the impact of nondeductible merger and related costs which were partially offset by tax-exempt income on municipal securities. The effective rates in 1997 and 1995 were lower than the statutory rate due to tax-exempt income on municipal securities.


FINANCIAL CONDITION

  Total assets increased 32.0% to $1.2 billion at December 31, 1997, compared to $909.1 million at December 31, 1996. Total assets increased 39.0% in 1996 from $654.2 million at December 31, 1995. The increases in 1997 and 1996 were primarily due to increases in the Company's loan portfolio funded by growth in deposits. As previously discussed, included in total assets at December 31, 1997 and 1996 were the invested proceeds of a Special Deposit of $88.1 million and $94.4 million, respectively. This deposit was received in late 1996 and management anticipates that this deposit will be withdrawn at some point in 1998. Without this deposit, total assets would have grown 36.5% and 24.5% in 1997 and 1996, respectively.


 Loans

  Total gross loans increased 30.3% to $737.4 million at December 31, 1997, compared to $566.1 million at December 31, 1996. Total gross loans increased 42.5% in 1996 from $397.3 million at year end 1995. The increases in loan volumes in 1997 and 1996 were primarily due to an improving economy in the Company's market areas coupled with the business development efforts by the Company's relationship managers.

  The Company's loan portfolio is concentrated in commercial (primarily manufacturing, service and technology) and real estate lending, with the balance in consumer loans. While no specific industry concentration is considered significant, the Company's lending operations are located in a market area that is dependent on the technology and real estate industries and supporting service companies. Thus, the Company's borrowers could be adversely impacted by a downturn in these sectors of the economy, which could reduce the demand for loans and adversely impact the borrowers' abilities to repay their loans, while also decreasing the Company's net interest margin.

  The following table presents the composition of the Company's loan portfolio at the dates indicated.

                                                                                  DECEMBER 31,
                                       -------------------------------------------------------------------------------
                                              1997                1996                1995                1994
                                       ------------------  ------------------  ------------------  ------------------
(DOLLARS IN THOUSANDS)                   AMOUNT      %       AMOUNT      %       AMOUNT      %       AMOUNT      %
                                       ----------  ------  ----------  ------  ----------  ------  ----------  ------
Commercial...........................   $345,742    48.1%   $290,724    52.5%   $216,306    55.7%   $190,889    55.3%
Real estate construction and land....    112,514    15.7      92,820    16.8      43,929    11.3      33,930     9.8
Real estate term.....................    196,217    27.3     126,651    22.9      96,704    24.9      87,068    25.2
Consumer and other...................     82,914    11.5      55,893    10.0      40,409    10.4      37,534    10.9
                                        --------   -----    --------   -----    --------   -----    --------   -----
  Total loans, gross.................    737,387   102.6     566,088   102.2     397,348   102.3     349,421   101.2
Deferred fees and discounts, net.....     (2,765)   (0.4)     (2,489)   (0.4)     (2,241)   (0.6)     (2,600)   (0.8)
                                        --------   -----    --------   -----    --------   -----    --------   -----
  Total loans, net of deferred
   fees..............................    734,622   102.2     563,599   101.8     395,107   101.7     346,821   100.4
Allowance for loan losses............    (16,093)   (2.2)     (9,996)   (1.8)     (6,603)   (1.7)     (6,938)   (2.0)
                                        --------   -----    --------   -----    --------   -----    --------   -----
  Net loans..........................    718,529   100.0     553,603   100.0     388,504   100.0     339,883    98.4
Loans held for sale..................         --     0.0          --     0.0          --     0.0       5,384     1.6
                                        --------   -----    --------   -----    --------   -----    --------   -----
  Total loans........................   $718,529   100.0%   $553,603   100.0%   $388,504   100.0%   $345,267   100.0%
                                        ========   =====    ========   =====    ========   =====    ========   =====


                                                       1993
                                                ------------------
(DOLLARS IN THOUSANDS)                            AMOUNT      %
                                                ----------  ------
Commercial...........................            $177,739    53.0%
Real estate construction and land....              37,427    11.2
Real estate term.....................              67,198    20.0
Consumer and other...................              53,113    15.8
                                                 --------   -----
  Total loans, gross.................             335,477   100.0
Deferred fees and discounts, net.....              (1,621)   (0.5)
                                                 --------   -----
  Total loans, net of deferred
   fees..............................             333,856    99.5
Allowance for loan losses............              (6,073)   (1.8)
                                                 --------   -----
  Net loans..........................             327,783    97.7
Loans held for sale..................               7,625     2.3
                                                 --------   -----
  Total loans........................            $335,408   100.0%
                                                 ========   =====

  The following table presents the maturity distribution of the Company's commercial, real estate construction and land and real estate term portfolios and the sensitivity of such loans to changes in interest rates at December 31, 1997.

                                          REAL ESTATE
                                          ------------
(DOLLARS IN THOUSANDS)                    CONSTRUCTION  REAL ESTATE
                                          ------------  -----------
                              COMMERCIAL    AND LAND        TERM
                              ----------  ------------  -----------
     Loan maturing in:
       One year or less:
        Fixed rate..........  $   17,272    $    2,180   $    8,305
        Variable rate.......  $  180,913    $   96,290   $   22,986
       One to five years:
        Fixed rate..........  $   17,864    $    3,556   $   11,627
        Variable rate.......  $   74,263    $    6,159   $   36,309
       After five years:
        Fixed rate..........  $   16,895    $      144   $   61,734
        Variable rate.......  $   38,535    $    4,215   $   55,256
                              ----------    ----------   ----------
           Total............  $  345,742    $  112,514   $  196,217

 Nonperforming and Classified Assets

  Management generally places loans on nonaccrual status when they become 90 days past due, unless they are well secured and in the process of collection. When a loan is placed on nonaccrual status, any interest previously accrued but not collected is generally reversed from income. Loans are charged off when management determines that collection has become unlikely. Restructured loans are those where the Banks have granted a concession on the interest paid or original repayment terms due to financial difficulties of the borrower. Other real estate owned ("OREO") consists of real property acquired through foreclosure on the related collateral underlying defaulted loans.

  The following table sets forth information regarding nonperforming assets at the dates indicated.

                                                                                  DECEMBER 31,
                                                                  --------------------------------------------
(DOLLARS IN THOUSANDS)                                             1997     1996     1995      1994     1993
                                                                  -------  -------  -------  --------  -------
Nonperforming loans
  Nonaccrual loans..............................................  $2,971   $4,616   $4,833   $ 6,601   $5,974
  Accruing loans past due 90 days or more.......................     158    1,237      830     1,518    1,922
  Restructured loans............................................   1,062    1,828    1,530     1,972      461
                                                                  ------   ------   ------   -------   ------
     Total nonperforming loans..................................   4,191    7,681    7,193    10,091    8,357
Other real estate owned.........................................   1,303    1,673    2,471     2,214    1,620
                                                                  ------   ------   ------   -------   ------
     Total nonperforming assets.................................  $5,494   $9,354   $9,664   $12,305   $9,977
                                                                  ======   ======   ======   =======   ======
  Nonperforming assets to total loans and other real estate
    owned.......................................................    0.75%    1.66%    2.45%     3.55%    2.99%

  At December 31, 1997, the Company had $3.0 million in nonaccrual loans. Nonaccrual loans included loans with aggregate principal balances ranging from $7,000 to $1.3 million. Interest income foregone on nonperforming loans outstanding at year end totaled $479,000, $633,000 and $549,000 for the years ended December 31, 1997, 1996 and 1995, respectively.

  The Company records OREO at the lower of carrying value or fair value less estimated costs to sell. Estimated losses that result from the ongoing periodic valuation of these properties are charged to earnings through a provision for losses on foreclosed property in the period in which they are identified. At December 31, 1997, OREO consisted of three properties acquired through foreclosure with a carrying value of $1.3 million.

  The Company had $1,061,737 and $1,828,000 of restructured loans as of December 31, 1997 and 1996, respectively. Principal reduction concessions totaling $386,505 were permitted on restructured loans during the year ended December 31, 1997. There were no principal reduction concessions allowed on restructured loans during 1996. Interest income from restructured loans totaled $82,014 and $317,295 for the years ended December 31, 1997 and 1996. Foregone interest income, which totaled $9,977 and $7,672 for the years ended December 31, 1997 and 1996 would have been recorded as interest income if the loans had accrued interest in accordance with their original terms prior to the restructures.

  The policy of the Company is to review each loan in the portfolio to identify problem credits. There are three classifications for problem loans:
"substandard," "doubtful" and "loss." Substandard loans have one or more defined weakness and are characterized by the distinct possibility that the Banks will sustain some loss if the deficiencies are not corrected. Doubtful loans have the weaknesses of substandard loans with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable; and there is a high possibility of loss of some portion of the principal balance. A loan classified "loss" is considered uncollectible and its continuance as an asset is not warranted.

  The following table sets forth the classified assets at the dates indicated.

                                                                                     DECEMBER 31,
                                                                        ---------------------------------------
(DOLLARS IN THOUSANDS)                                                      1997         1996          1995
                                                                        ------------  -----------  ------------
     Substandard......................................................      $15,723      $ 8,908       $11,796
     Doubtful.........................................................        1,377        1,760           789
     Loss.............................................................           49          231            --
     Other real estate owned..........................................        1,303        1,673         2,471
                                                                            -------      -------       -------
        Classified assets.............................................      $18,452      $12,572       $15,056
                                                                            =======      =======       =======
     Classified assets to total loans and other real estate owned.....         2.51%        2.23%         3.81%
     Allowance for loan losses to total classified assets.............        87.21%       79.51%        43.86%

  With the exception of these classified loans, management was not aware of any loans outstanding as of December 31, 1997 where the known credit problems of the borrower would cause management to have serious doubts as to the ability of such borrowers to comply with their present loan repayment terms and which would result in such loans being included in nonperforming or classified asset tables at some future date. Management cannot, however, predict the extent to which economic conditions in the Company's market areas may worsen or the full impact such an environment may have on the Company's loan portfolio. Accordingly, there can be no assurance that other loans will not become 90 days or more past due, be placed on nonaccrual, become restructured loans, or other real estate owned in the future.


 Allowance For Loan Losses

  The allowance for loan losses is established through a provision for loan losses based on management's evaluation of risk inherent in the Company's loan portfolio and economic conditions in the Company's market areas. See
''Provision for Loan Losses'' herein. The allowance is increased by provisions charged against earnings and reduced by net loan charge-offs. Loans are charged-off when they are deemed to be uncollectible, recoveries are generally recorded only when cash payments are received.

  The following table sets forth information concerning the Company's allowance for loan losses at the dates and for the years indicated.

                                                               AT AND FOR THE YEARS ENDED DECEMBER 31,
                                                        -----------------------------------------------------
(DOLLARS IN THOUSANDS)                                    1997       1996       1995       1994       1993
                                                        ---------  ---------  ---------  ---------  ---------
Period end loans outstanding..........................  $737,387   $566,088   $397,348   $349,421   $335,477
Average loans outstanding.............................  $650,190   $459,326   $367,968   $340,339   $340,868
Allowance for loan losses:
Balance at beginning of period........................  $  9,996   $  6,603   $  6,938   $  6,072   $  5,641
Charge-offs:
    Commercial........................................    (1,122)      (119)      (973)      (800)    (1,777)
    Real estate construction and land.................      (243)      (127)      (410)      (388)       (29)
    Real estate term..................................       (14)       (54)        --         --        (50)
    Consumer and other................................      (426)      (171)      (463)      (166)      (201)
                                                        --------   --------   --------   --------   --------
     Total charge-offs................................    (1,805)      (471)    (1,846)    (1,354)    (2,057)
                                                        --------   --------   --------   --------   --------
Recoveries:
    Commercial........................................        51        343        190        191         68
    Real estate construction and land.................        --        283          3          1         47
    Real estate term..................................        --         --         --         48         10
    Consumer and other................................         9         19        158         17         48
                                                        --------   --------   --------   --------   --------
     Total recoveries.................................        60        645        351        257        173
                                                        --------   --------   --------   --------   --------
    Net charge-offs...................................    (1,745)       174     (1,495)    (1,097)    (1,884)
Provision charged to income(1)........................     7,842      3,219      1,160      1,963      2,315
                                                        --------   --------   --------   --------   --------
Balance at end of period..............................  $ 16,093   $  9,996   $  6,603   $  6,938   $  6,072
                                                        ========   ========   ========   ========   ========
Net recoveries (charge-offs) to average loans
 outstanding during the period........................     (0.27)%     0.04%     (0.41)%    (0.32)%    (0.55)%
Allowance as a percentage of average loans
 outstanding..........................................      2.48%      2.18%      1.79%      2.04%      1.78%
Allowance as a percentage of period end loans
 Outstanding..........................................      2.18%      1.77%      1.66%      1.99%      1.81%
Allowance as a percentage of non-performing loans.....    383.98%    130.14%     91.80%     68.75%     72.66%

(1) Includes $1,350,000 and $800,000 in 1997 and 1996, respectively, to conform practices for the Bank's reserve methodologies, which is included in mergers and related nonrecurring costs.

    Management considers changes in the size and character of the loan portfolio, changes in nonperforming and past due loans, historical loan loss experience, and the existing and prospective economic conditions when determining the adequacy of the allowance for loan losses. Although management believes that the allowance for loan losses is adequate to provide for both potential losses and estimated inherent losses in the portfolio, future provisions will be subject to continuing evaluations of the inherent risk in the portfolio and if the economy declines or asset quality deteriorates, additional provisions could be required.

     The table on the following page provides a summary of the allocation of the allowance for loan losses for specific loan categories at the dates indicated. The allocation presented should not be interpreted as an indication that charges to the allowance for loan losses will be incurred in these amounts or proportions, or that the portion of the allowance allocated to each loan category represents the total amounts available for future losses that may occur within these categories. The unallocated portion of the allowance for loan losses and the total allowance is applicable to the entire loan portfolio.

                                                                       DECEMBER 31,
                                              --------------------------------------------------------------
                              1997                   1996                1995                  1994                     1993
                       -------------------    ------------------    ------------------    ------------------    -------------------
                                   % OF                  % OF                  % OF                  % OF                   % OF
                                 ---------             ---------             ---------             ---------              ---------
                                 CATEGORY              CATEGORY              CATEGORY              CATEGORY               CATEGORY
                                 ---------             ---------             ---------             ---------              ---------
                                 TO GROSS              TO GROSS              TO GROSS              TO GROSS               TO GROSS
                                 ---------             ---------             ---------             ---------              ---------
(DOLLARS IN            AMOUNT      LOANS      AMOUNT     LOANS      AMOUNT     LOANS      AMOUNT     LOANS      AMOUNT      LOANS
                       ------    ---------    ------   ---------    -------  ---------    -------  ---------    -------   ---------
THOUSANDS)
Commercial...........   $ 5,144     46.89%     $3,563     51.35%     $2,333     54.44%     $3,545     54.63%     $2,629      52.98%
Real estate
construction                829     15.26%      1,587     16.40%        851     11.05%        930      9.71%        968      11.16%
 and land............
Real estate term.....     1,374     26.61%        969     22.38%        975     24.34%        774     24.92%      1,004      20.03%
Consumer and other...       827     11.24%      1,133      9.87%        802     10.17%        673     10.74%        397      15.83%
Loans held for sale..        --                    --                    --                    14                    27
                        -------    ------      ------    ------      ------    ------      ------    ------      ------     ------
Total allocated......     8,174                 7,252                 4,961                 5,936                 5,025
Unallocated..........     7,919                 2,744                 1,642                 1,002                 1,047
                        -------    ------      ------    ------      ------    ------      ------    ------      ------     ------
  Total..............   $16,093    100.00%     $9,996    100.00%     $6,603    100.00%     $6,938    100.00%     $6,072     100.00%
                        =======    ======      ======    ======      ======    ======      ======    ======      ======     ======


  Investment Securities

     The Company's investment portfolio is managed to meet the Company's liquidity needs through proceeds from scheduled maturities and is utilized for pledging requirements for deposits of state and political subdivisions and securities sold under repurchase agreements. The portfolio is comprised of U.S. Treasury securities, U.S. government agency securities, mortgage-backed securities, obligations of states and political subdivisions and a modest amount of equity securities including Federal Reserve Bank stock and Federal Home Loan Bank stock. The Company does not include federal funds sold and certain other short term securities as investment securities. These other investments are included in cash and cash equivalents. Investment securities classified as available for sale are recorded at fair market value, while investment securities classified as held to maturity are recorded at cost. Unrealized gains or losses, net of the deferred tax effect, are reported as increases or decreases in shareholders' equity for available for sale securities.

     The amortized cost and estimated market value of investment securities at December 31, 1997 and 1996 is summarized as follows:


                                                             GROSS        GROSS
                                                             -----        -----
DECEMBER 31, 1997                             Amortized    UNREALIZED  UNREALIZED     MARKET
                                              ---------    ----------  ----------     ------
(DOLLARS IN THOUSANDS)                          COST         GAINS       LOSSES        VALUE
                                                ----         -----       ------        -----
AVAILABLE FOR SALE SECURITIES:
U.S. Treasury obligations.................       $ 10,095      $   52       $  (2)     $ 10,145
U.S. agency notes.........................         38,833          52         (63)       38,822
Mortgage-backed securities................        102,432         357        (185)      102,604
Tax-exempt securities.....................          7,018         199          (5)        7,212
Corporate securities......................          7,568          62          --         7,630
                                                 --------      ------       -----      --------
  Total securities available for sale.....        165,946         722        (255)      166,413
                                                 --------      ------       -----      --------
HELD TO MATURITY SECURITIES:
U.S. Treasury obligations.................            501           1          --           502
U.S. agency notes.........................         17,798         182         (12)       17,968
Mortgage-backed securities................         11,324         177          (2)       11,499
Tax-exempt securities.....................         14,838         492         (53)       15,277
                                                 --------      ------       -----      --------
  Total securities held to maturity.......         44,461         852         (67)       45,246
                                                 --------      ------       -----      --------
Other securities..........................          2,253          --          --         2,253
                                                 --------      ------       -----      --------
  Total investment securities.............       $212,660      $1,574       $(322)     $213,912
                                                 ========      ======       =====      ========

                                                                GROSS         GROSS
                                                                -----         -----
December 31, 1996                            AMORTIZED    UNREALIZED    UNREALIZED    MARKET
-----------------                            ---------    ----------    ----------    ------
(DOLLARS IN THOUSANDS)                          COST         GAINS         LOSSES       VALUE
-------------------------------                 ----         -----         ------       -----
AVAILABLE FOR SALE SECURITIES:
  U.S. Treasury obligations..................     $ 22,821      $     75     $     (6)     $  22,890
  U.S. agency notes..........................       27,087            39         (130)        26,996
  Mortgage-backed securities.................        8,116            17         (167)         7,966
  Mutual funds...............................        2,000            --          (52)         1,948
  Tax-exempt securities......................        7,758           154          (11)         7,901
  Corporate securities.......................        3,216             7           --          3,223
                                                  --------      --------     --------      ---------
     Total securities available for sale.....       70,998           292         (366)        70,924
                                                  --------      --------     --------      ---------
HELD TO MATURITY SECURITIES:
  U.S. Treasury obligations..................        1,005             3           --          1,008
  U.S. agency notes..........................       38,390            78         (100)        38,368
  Mortgage-backed securities.................       11,045           141           (9)        11,177
  Tax-exempt securities......................       12,736           260          (14)        12,982
                                                  --------      --------     --------      ---------
     Total securities held to maturity.......       63,176           482         (123)        63,535
                                                  --------      --------     --------      ---------
Other securities.............................        1,571            --           --          1,571
                                                  --------      --------     --------      ---------
     Total investment securities.............     $135,745      $    774     $   (489)       136,030
                                                  ========      ========     ========      =========

     The tax effected net unrealized gain on available for sale securities was $223,000 for the year ended December 31, 1997. The following table shows the amortized cost and estimated market value of the Company's investment securities by maturity at December 31, 1997.

                                                                     1999          2003
                                                                     ----          ----
                                                                    THROUGH      THROUGH       2008 AND
                                                                    -------      -------       --------
(DOLLARS IN THOUSANDS) (1)                             1998           2002         2007       THEREAFTER         TOTAL
                                                     -------          ----         ----       ----------       ---------
AVAILABLE FOR SALE SECURITIES:
U.S. Treasury obligations......................      $ 6,802       $ 3,293       $    --        $     --        $ 10,095
U.S. agency notes (2)..........................        9,601        18,486        10,746              --          38,833
Mortgage-backed securities (3).................           54         3,351         8,680          90,347         102,432
Tax-exempt securities..........................          266         1,661         4,711             380           7,018
Corporate securities...........................        2,511         5,057            --              --           7,568
                                                     -------       -------       -------        --------        --------
  Total securities available for sale..........       19,234        31,848        24,137          90,727         165,946
                                                     -------       -------       -------        --------        --------
Market value...................................      $19,253       $31,956       $24,358        $ 90,846        $166,413
                                                     =======       =======       =======        ========        ========
HELD TO MATURITY SECURITIES:
U.S. Treasury obligations......................          501            --            --              --             501
U.S. agency notes (2)..........................        5,898         5,985         5,915              --          17,798
Mortgage-backed securities (3).................           52            --         4,585           6,687          11,324
Tax-exempt securities..........................          951         4,617         1,831           7,439          14,838
                                                     -------       -------       -------        --------        --------
  Total securities held to maturity............        7,402        10,602        12,331          14,126          44,461
                                                     =======       =======       =======        ========        ========
Market value...................................        7,472        10,654        12,640          14,480          45,246
                                                     =======       =======       =======        ========        ========
COMBINED INVESTMENT SECURITIES
 PORTFOLIO
Total investment securities....................      $26,636       $42,450       $36,468        $104,853        $210,407
Total market value.............................      $26,725       $42,610       $36,998        $105,326        $211,659
Weighted average yield-total portfolio (4).....         6.16%         6.65%         7.05%           7.61%           7.09%

(1) Other securities are comprised of equity investments and have no stated maturity and therefore are excluded from this table.
(2) Certain notes issued by U.S. agencies may be called, without penalty, at the discretion of the issuer. This may cause the actual maturities to differ significantly from the contractual maturity dates.
(3) Mortgage-backed securities are shown at contractual maturity; however, the average life of these mortgage-backed securities may differ due to principal prepayments.

(4) Yields on tax-exempt securities have been computed on a fully tax-equivalent basis.

For additional information concerning the investments portfolio, see Note 3 of Notes to Consolidated Financial Statements.


 Deposits

  The Company emphasizes developing total client relationships with its customers in order to increase its core deposit base. Deposits reached $1,071.1 million at December 31, 1997, an increase of 30.4% compared to deposits of $821.1 million at December 31, 1996. In 1996, deposits increased 40.5% from $584.3 million at December 31, 1995.

     Total average deposits increased 41.0% to $925.6 million for 1997, compared to an average of $656.6 million for 1996. In 1996, average deposits increased 24.9% over average deposits of $525.9 million in 1995. The increase in deposits was primarily due to the continued marketing efforts directed at commercial business clients in the Company's market areas, coupled with an increase in deposits related to the new business development activities of the Greater Bay Trust Company and the Venture Banking Group.

     PBC holds $88.1 million in one demand deposit account (the "Special Deposit"). The deposit account represents the proposed settlement of a class action lawsuit not involving PBC or the Company. Due to the uncertainty of the time the Special Deposit will remain with PBC, management has invested the proceeds from this deposit in agency securities with maturities of less than 90 days. As previously discussed, the interest rate spread on the Special Deposit was approximately 2.25% in 1997 and 1996, which contributed to the Company's decrease in overall interest rate spread in 1997 and 1996.

     Savings, NOW and money market deposit accounts reached $627.5 million at year end 1997, an increase of 27.7% from the prior year. Savings, NOW and money market deposit accounts of $491.3 million at December 31, 1996 were up 56.3% from $314.4 million at December 31, 1995.

     Time certificates of deposit of more than $100,000, and other time deposits totaled $224.1 million or 20.9% of total deposits at December 31, 1997, compared to $158.3 million, or 19.3% of total deposits at December 31, 1996 and $146.4 million or 25.1% of total deposits at December 31, 1995. Note 7 of the Notes to the Consolidated Financial Statements presents the maturity distribution of time certificates of deposits at December 31, 1997.

     As of December 31, 1997 and 1996, the Company had $10.0 and $20.6 million in brokered deposits outstanding, respectively.

Other Borrowings

     Other borrowings consisted of Federal Funds purchased and securities sold under agreements to repurchase. Note 9 of the Notes to the Consolidated Financial Statements provides the amounts outstanding, the weighted interest rate and the general terms of these borrowings.

 Liquidity and Cash Flow

     The objective of liquidity management is to maintain each Bank's ability to meet the day-to-day cash flow requirements of its clients who either wish to withdraw funds or require funds to meet their credit needs. The Company must manage its liquidity position to allow the Banks to meet the needs of their clients while maintaining an appropriate balance between assets and liabilities to meet the return on investment expectations of its shareholders. The Company monitors the sources and uses of funds on a daily basis to maintain an acceptable liquidity position. In addition to liquidity from core deposits and repayments and maturities of loans and investments, the Banks utilize brokered deposit lines, sell securities under agreements to repurchase and borrow overnight federal funds. In 1997 the Company issued $20.0 million in Trust Preferred Securities ("TPS") to enhance its regulatory capital base, while also providing added liquidity. During 1995 the Company issued $3.0 million of subordinated notes for similar purposes.

     Greater Bay is a company separate and apart from the Banks. It must provide for its own liquidity. Substantially all of Greater Bay's revenues are obtained from management fees, interest received and dividends declared and paid by the Banks. There are statutory and regulatory provisions that could limit the ability of the Banks to pay dividends to Greater Bay. At December 31, 1997, the Banks had approximately $7.6 million in the aggregate available to be paid as dividends to Greater Bay. Management of Greater Bay believes that such restrictions will not have an impact on the ability of Greater Bay to meet its ongoing cash obligations. As of December 31, 1997, Greater Bay did not have any material commitments for capital expenditures. There are statutory and regulatory provisions that could limit the ability of the Banks to pay dividends to Greater Bay.

  Net cash provided by operating activities, consisting primarily of net interest income, totaled $11.2 million for 1997, $7.7 million for 1996 and $12.5 million for 1995. Cash used for investing activities totaled $247.1 million in 1997, $163.3 million in 1996 and

$81.0 million in 1995. The funds used for investing activities primarily represent increases in loans and investment for each year reported.

     For the year ended December 31, 1997, net cash provided by financing activities was $275.7 million. Historically, the primary financing activity of the Company has been deposits and short-term borrowings. Deposits increased $250.0 million for the year ended December 31, 1997 and short-term borrowings increased $7.5 million for the same period. Proceeds from the issuance of TPS in the first quarter of 1997 were $20.0 million. For the year ended December 31, 1996, net cash provided by financing activities was $248.1 million. Deposits increased $236.5 million, while short-term borrowings increased $12.0 million.


 Capital Resources

     Shareholders' equity at December 31, 1997 increased to $76.3 million from $66.7 million at December 31, 1996 and from $60.6 million at December 31, 1995. During 1997, Greater Bay paid aggregate cash dividends of $0.30 per share as restated for the 2-1 stock split. In 1997, prior to the completion of its merger with the Company, PBC declared a cash dividend of $3.20 per share. In 1997, prior to the completion of the merger with the Company, PRB paid a cash dividend of $100,000 to its sole shareholder.

     The Company has provided a substantial portion of its capital requirements through the retention of earnings. In the first quarter of 1997, the Company increased its capital base by issuing $20.0 million of TPS which, subject to certain limitations, qualify as Tier 1 capital. Additionally, in the third quarter of 1995, the Company issued $3.0 million of subordinated notes which qualify as Tier 2 capital. The private offering was subscribed to by the Company's directors, officers and other accredited investors.

     A banking organization's total qualifying capital includes two components, core capital (Tier 1 capital) and supplementary capital (Tier 2 capital). Core capital, which must comprise at least half of total capital, includes common shareholders' equity, qualifying perpetual preferred stock, trust preferred securities and minority interests, less goodwill. Supplementary capital includes the allowance for loan losses (subject to certain limitations), other perpetual preferred stock, trust preferred securities, certain other capital instruments and term subordinated debt. The Company's major capital components are shareholders' equity and trust preferred securities in core capital, and the allowance for loan losses and subordinated debt in supplementary capital.

     At December 31, 1997, the minimum risk-based capital requirements to be considered adequately capitalized were 4.0% for core capital and 8.0% for total capital. Federal banking regulators have also adopted leverage capital guidelines to supplement risk-based measures. The leverage ratio is determined by dividing Tier 1 capital as defined under the risk-based guidelines by average total assets (not risk-adjusted) for the preceding quarter. The minimum leverage ratio is 3.0%, although certain banking organizations are expected to exceed that amount by 1.0% or more, depending on their circumstances.

     Pursuant to the Federal Deposit Insurance Corporation Improvement Act of 1991, the Federal Reserve, the OCC and the FDIC have adopted regulations setting forth a five-tier system for measuring the capital adequacy of the financial institutions they supervise. The capital levels of the Company at December 31, 1997 and the two highest levels recognized under these regulations are as follows.

                                             TIER 1            TOTAL
                                             ------            -----
                                           RISK-BASED       RISK-BASED      LEVERAGE
                                          -------------    -------------    --------
                                          CAPITAL RATIO    CAPITAL RATIO      RATIO
                                          -------------    -------------      -----
          Company.......................         10.90%         12.49%        8.48%
          Well-capitalized..............          6.00%         10.00%        5.00%
          Adequately capitalized........          4.00%          8.00%        4.00%

     At December 31, 1997, the Company's risk-based capital ratios were 10.90% for Tier 1 risk-based capital and 12.49% for total risk-based capital, compared to 9.97% and 11.62%, respectively, as of December 31, 1996. The Company's leverage ratio was 8.48% at December 31, 1997, compared to 7.84% at December 31, 1996. These ratios all exceeded the well-capitalized guidelines shown above.

     In addition, at December 31, 1997, each of the Banks had levels of capital that exceeded the well-capitalized guidelines. For additional information on the capital levels and capital ratios of the Company and each of the Banks, see Note 15 of Notes to Consolidated Financial Statements.

     The Company anticipates that the economic and business conditions in its market areas will continue to expand in 1998, resulting in continued growth in earnings and deposits. To support this continuing growth or future acquisition opportunities, it may be necessary for the Company to raise additional capital through the sale of either debt or equity securities in order for the Company and each of the Banks to remain well-capitalized under applicable regulations.


 Quantitative and Qualitative Disclosures About Market Risk

     The Company's financial performance is impacted by, among other factors, interest rate risk and credit risk. The Company utilizes no derivatives to mitigate its credit risk, relying instead on loan review and an adequate loan loss reserve see "--Allowance for Loan Losses" herein.

     Interest rate risk is the risk of loss in value due to changes in interest rates. This risk is addressed by the Company's Asset Liability Management Committee ("ALCO"), which includes senior management representatives. The ALCO monitors and considers methods of managing interest rate risk by monitoring changes in net portfolio values ("NPV") and net interest income under various interest rate scenarios. The ALCO attempts to manage the various components of the Company's balance sheet to minimize the impact of sudden and sustained changes in interest rates on NPV and net interest income.

     The Company's exposure to interest rate risk is reviewed on at least a quarterly basis by the Board of Directors and the ALCO. Interest rate risk exposure is measured using interest rate sensitivity analysis to determine the Company's change in NPV in the event of hypothetical changes in interest rates and interest liabilities. If potential changes to NPV and net interest income resulting from hypothetical interest rate swings are not within the limits established by the Board, the Board may direct management to adjust its asset and liability mix to bring interest rate risk within Board-approved limits.

     In order to reduce the exposure to interest rate fluctuations, the Company has developed strategies to manage its liquidity, lengthen the effective maturities of certain interest-earning assets, and shorten the effective maturities of certain interest-bearing liabilities. The Company has focused its investment activities on securities with generally medium-term (7 years to 10 years) maturities or average lives. The Company has utilized short-term borrowings and deposit marketing programs to adjust the term to repricing of its liabilities.

     Interest rate sensitivity analysis is used to measure the Company's interest rate risk by computing estimated changes in NPV of its cash flows from assets, liabilities and off-balance sheet items in the event of a range of assumed changes in market interest rates. NPV represents the market value of portfolio equity and is equal to the market value of assets minus the market value of liabilities, with adjustments made for off-balance sheet items. This analysis assesses the risk of loss in market rate sensitive instruments in the event of sudden and sustained increases and decreases in market interest rates of 100 basis points. The following table presents the Company's projected change in NPV for the these rate shock levels as of December 31, 1997. All market rate sensitive instruments presented in this table are classified as either held to maturity or available for sale. The Company has no trading securities.

                                              PROJECTED CHANGE
                                             -------------------
          CHANGE IN INTEREST RATES             NPV      DOLLARS     PERCENTAGE
          ------------------------           -------    --------    ----------
          100 basis point rise...........    $89,766    $ 10,563          13%
          Base scenario..................     79,204          --           0%
          100 basis point decline........     68,641     (10,563)        (13)%

     The preceding table indicates that at December 31, 1997, in the event of a sudden and sustained decrease in prevailing market interest rates, the Company's NPV would be expected to decrease. However, the foregoing analysis does not attribute additional value to the Company's noninterest-bearing deposit balances, which have a significantly higher market value during periods of increasing interest rates.

     NPV is calculated based on the net present value of estimated cash flows utilizing market prepayment assumptions and market rates of interest provided by independent broker quotations and other public sources.

     Computation of forecasted effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, loan prepayments and deposits decay, and should be not relied upon as indicative of actual future results. Further, the computations do not contemplate any actions the ALCO could undertake in response to changes in interest rates.

     Certain shortcomings are inherent in the method of analysis presented in the computation of NPV. Actual values may differ from those projections presented should market conditions vary from assumptions used in the calculation of the NPV. Certain assets, such as adjustable-rate loans, which represent one of the Company's loan products, have features which restrict changes in interest rate on a short-term basis and over the life of the assets. In addition, the proportion of adjustable-rate loans in the Company's portfolio could decrease in future periods if market interest rates remain at or decrease below current levels due to refinancing activity. Further, in the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in the NPV. Finally, the ability of many borrowers to repay their adjustable-rate mortgage loans may decrease in the event of significant interest rate increases.


 Interest Rate Risk Management

     Interest rate risk management is a function of the repricing characteristics of the Company's portfolio of assets and liabilities. Interest rate risk management focuses on the maturity structure of assets and liabilities and their repricing characteristics during periods of changes in market interest rates. Effective interest rate risk management seeks to ensure that both assets and liabilities respond to changes in interest rates within an acceptable time frame, thereby minimizing the effect of interest rate movements on net interest income. Interest rate sensitivity is measured as the difference between the volumes of assets and liabilities in the Company's current portfolio that are subject to repricing at various time horizons: one day or immediate, two days to six months, seven to twelve months, one to three years, four to five years, over five years and on a cumulative basis. The differences are known as interest sensitivity gaps.

     The following table shows interest sensitivity gaps for different intervals as of December 31, 1997.

                                 IMMEDIATE   2 DAYS TO   7 MONTHS TO     1 YEAR       4 YEARS    MORE THAN    TOTAL RATE
                                -----------  ----------  ------------  -----------  -----------  ----------  ------------
(DOLLARS IN THOUSANDS)          OR ONE DAY    6 MONTHS    12 MONTHS    TO 3 YEARS   TO 5 YEARS    5 YEARS     SENSITIVE
                                -----------  ----------  ------------  -----------  -----------  ----------  ------------
ASSETS
Cash and due from banks.......    $     --    $     --       $    --     $     --     $     --    $     --    $       --
Short term investments........      88,037      90,512            --           --           --          --       178,549
Investment securities.........          56      32,528        20,909       53,765       34,551      69,065       210,874
Other securities..............          --          --            --           --           --          --
Loans.........................     599,736      27,483        19,743       48,378       22,402      19,645       737,387
Loan losses/unearned fees.....          --          --            --           --           --          --            --
Other assets..................          --          --            --           --           --          --            --
                                  --------    --------       -------     --------     --------    --------    ----------
  Total assets................    $687,829    $150,523       $40,652     $102,143     $ 56,953    $ 88,710    $1,126,810
                                  ========    ========       =======     ========     ========    ========    ==========
LIABILITIES AND EQUITY
Deposits
 DDA..........................    $     --    $     --       $    --     $     --     $     --    $     --    $       --
 NOW, MMDA, and savings.......     627,475          --            --           --           --          --       627,475
 Time deposits................          --     197,446        20,071        5,859          603         199       224,178
Other borrowings..............          --      19,480            --           --           --          --        19,480
Subordinated debt.............          --          --            --           --           --       3,000         3,000
Trust preferred securities....          --          --            --           --           --      20,000        20,000
Other liabilities.............          --          --            --           --           --          --            --
Shareholders' equity..........          --          --            --           --           --          --            --
                                  --------    --------       -------     --------     --------    --------    ----------
  Total liabilities and
   equity.....................    $627,475    $216,926       $20,071     $  5,859     $    603    $ 23,199    $  894,133
                                  ========    ========       =======     ========     ========    ========    ==========
Gap...........................    $ 60,354    $(66,403)      $20,581     $ 96,284     $ 56,350    $ 65,511    $  232,677
Cumulative Gap................    $ 60,354    $ (6,049)      $14,532     $110,816     $167,166    $232,677    $  232,677
Cumulative Gap/total assets...        5.03%      (1.66)%        1.21%        9.23%       13.93%      19.38%        19.38%

                                    NON-RATE
                                   -----------
(DOLLARS IN THOUSANDS)              SENSITIVE      TOTAL
                                   -----------  ------------
ASSETS
Cash and due from banks.......      $  53,000    $   53,000
Short term investments........             --       178,549
Investment securities.........             --       210,874
Other securities..............          2,253         2,253
Loans.........................             --       737,387
Loan losses/unearned fees.....        (18,858)      (18,858)
Other assets..................         37,114        37,114
                                    ---------    ----------
  Total assets................      $  73,509    $1,200,319
                                    =========    ==========
LIABILITIES AND EQUITY
Deposits
 DDA..........................      $ 219,495    $  219,495
 NOW, MMDA, and savings.......             --       627,475
 Time deposits................             --       224,178
Other borrowings..............             --        19,480
Subordinated debt.............             --         3,000
Trust preferred securities....             --        20,000
Other liabilities.............         10,434        10,434
Shareholders' equity..........         76,257        76,257
                                    ---------    ----------
  Total liabilities and
   equity.....................      $ 306,186    $1,200,319
                                    =========    ==========
Gap...........................      $(232,677)           --
Cumulative Gap................      $      --            --
Cumulative Gap/total assets...             --            --

     The foregoing table indicates that the Company had a one year gap of $14.5 million, or 1.21% of total assets, at December 31, 1997. In theory, this would indicate that at December 31, 1997, $14.5 million more in assets than liabilities would reprice if there was a change in interest rates over the next 360 days. Thus, if interest rates were to increase, the gap would tend to result in a higher net interest margin. However, changes in the mix of earning assets or supporting liabilities can either increase or decrease the net interest margin without affecting interest rate sensitivity. In addition, the interest rate spread between an asset and its supporting liability can vary significantly while the timing of repricing of both the asset and its supporting liability can remain the same, thus impacting net interest income. This characteristic is referred to as a basis risk and, generally, relates to the repricing characteristics of short-term funding sources such as certificates of deposit.

     The impact of fluctuations in interest rates on the Company's projected next twelve month net interest income and net income has been evaluated through an interest rate shock simulation modeling analysis that includes various assumptions regarding the repricing relationship of assets and liabilities, as well as the anticipated changes in loan and deposit volumes over differing rate environments. As of December 31, 1997, the analysis indicates that the Company's net interest income would increase a maximum of 24.4% if rates rose 200 basis points immediately and would decrease a maximum of 24.4% if rates declined 200 basis points immediately. In addition, the results indicate that notwithstanding the Company's gap position, which would indicate that the net interest margin increases when rates rise, the Company's net interest margin increases during rising rate periods due to the basis risk imbedded in the Company's interest-bearing liabilities.

     In addition, while this analysis indicates the probable impact of interest rate movements on the Company's net interest income, it does not take into consideration other factors that would impact this analysis. These factors would include but not be limited to management and ALCO's actions to mitigate the impact to the Company and the impact of the Company's credit risk profile during periods of significant interest rate movements.

     Varying interest rate environments can create unexpected changes in prepayment levels of assets and liabilities which are not reflected in the interest sensitivity analysis table. These prepayments may have significant effects on the Company's net interest margin. Because of these factors and others, an interest sensitivity gap report may not provide a complete assessment of the Company's exposure to changes in interest rates.

YEAR 2000 COMPLIANCE

  State of Readiness

     Greater Bay is working to resolve the potential impact of the year 2000 on the ability of Greater Bay's computerized information systems to accurately process information that may be date-sensitive. Any of Greater Bay's programs that recognize a date using "00" as the year 1900 rather than the year 2000 could result in errors or system failures. Greater Bay utilizes a number of computer programs across its entire operation.

     Specifically, Greater Bay has undertaken a major project to ensure that its internal operating systems will be fully capable of processing year 2000 transactions. This project is overseen by the Greater Bay Year 2000 Project Team (the "Year 2000 Project Team), which reports monthly progress to the Company's Board of Directors.

     The initial phase of the project was to assess and identify all internal business processes requiring modification and to develop comprehensive renovation plans as needed. This phase was largely completed in mid-1998. The second phase, expected to be accomplished by the end of 1998, will be to execute those renovation plans and begin testing systems by simulating year 2000 data conditions. Testing and implementation is planned to be completed during the first half of 1999.

     Greater Bay has commenced the testing phase of the year 2000 project and is completing the tasks involving the testing of its essential information technology ("IT") systems. As part of this phase, Greater Bay is working with external vendors to test and certify their systems as year 2000 compliant. The testing phase also includes implementation of a new release of deposit and lending software by the end of 1998. In addition, Greater Bay plans to test targeted non-IT systems, such as facilities, vaults, security services and other building related services, by the end of 1998.

     Greater Bay relies upon third-party software vendors and service providers for substantially all of its electronic data processing and does not operate any proprietary programs which are critical to the Company's operations. Thus, the focus of Greater Bay is to monitor the progress of its primary software providers towards compliance with year 2000 issues and prepare to test actual data of Greater Bay in simulated processing of future sensitive dates.

     As well as evaluating its own internal operating systems, Greater Bay has also initiated discussions with its major customers and suppliers as to their ability to meet year 2000 requirements. The Year 2000 Project Team previously has identified and sought information from significant third party suppliers regarding their year 2000 compliance. Suppliers providing system interdependencies also have been identified, and testing with such suppliers also will occur during this phase of the project. The Year 2000 Project Team continues to work with all targeted suppliers to determine their year 2000 status. As of this time, the Year 2000 Project Team has not identified any significant issues with the identified suppliers.

     Greater Bay also has identified customers who have a material relationship with the Company and requested such customers to complete a year 2000 survey, which will be used by Greater Bay to assess the overall risk to the Company resulting from such customers' year 2000 compliance.

  Costs to Address the Year 2000 Issue

     Greater Bay has budgeted anticipated expenditures of $300,000 to $500,000 in 1998 and 1999 to ensure that its systems are ready for processing information in the year 2000. Greater Bay estimates that it has incurred out-of-pocket expenses of approximately $40,000 to date this year in connection with year 2000 issues, which expenses may reach approximately $150,000 by the end of 1998. In addition, the Company has incurred certain costs relating to reallocation of internal resources to address year 2000 issues. The Company expects that the cost of remedial action for its noncompliant year 2000 IT systems will not be material.

     Greater Bay has not completed its assessment of the year 2000 issue, but currently believes that costs of addressing it will not have a material adverse impact on Greater Bay's financial position. However, if Greater Bay and third parties upon which it relies are unable to address this issue in a timely manner, it could result in a material financial risk to Greater Bay. In order to assure that this does not occur, Greater Bay plans to devote all resources required to resolve any significant year 2000 issues in a timely manner.

  Risks Presented by the Year 2000 Issue

     As Greater Bay continues to assess the year 2000 issue, it may identify systems that present a year 2000 risk. In addition, if any third-party software vendors and service providers upon who the Company relies fail to appropriately address their year 2000 issues, such failure could have a material adverse effect on the Company's business, financial condition and operating results.

     Should Greater Bay and/or its significant suppliers fail to timely identify, address and correct material year 2000 issues, such failure could have a material adverse impact on the Company's ability to operate. The range of adverse impacts may include the requirement to pay significant overtime to manually process certain transactions and added costs to process certain banking activity through a centralized administrative function. In addition, if corrections made by such suppliers to address year 2000 issues are incompatible with Greater Bay's systems, the year 2000 issue could have a material adverse impact on the Company's operations.

     Despite Greater Bay's activities in regards to the year 2000 issue, there can be no assurance that partial or total systems interruptions or the costs necessary to update hardware and software would not have a material adverse effect upon the Company's business, financial condition, results of operations and business prospects.

  Contingency Plans

     The Year 2000 Project Team currently is in the process of developing contingency plans for year 2000 readiness. The Company has engaged a third party company, which specializes in developing contingency plans for financial institutions for year 2000, to assist Greater Bay in analyzing the impact of year 2000 on its business. This business impact analysis is expected to be completed by the third quarter of 1998 and Greater Bay's contingency plans for year 2000 readiness currently are scheduled to be complete by the end of 1998. There can be no assurance, however, that such contingency plans will be successful.


  Recent Events

     On August 31, 1998, Greater Bay consummated its acquisition of Pacific Business Funding Corporation ("PBFC"), an asset-based specialty finance company. The acquisition was structured as a merger transaction in which Greater Bay acquired PBFC as a wholly owned subsidiary, in consideration of the issuance of approximately 298,000 shares of Greater Bay common stock to the shareholders of PBFC. PBFC had total assets of approximately $16.0 million as of June 30, 1998. The transaction was accounted for as a pooling-of-interests.

     On August 12, 1998, the Company completed an offering of Floating Rate Capital Securities, Series A ("Capital Securities") in an aggregate amount of $30 million through GBB Capital II, a trust affiliate of the Company formed for the purpose of the offering. The Capital Securities issued in the offering were sold in a private transaction pursuant to an applicable exemption form registration under the Securities Act and have not been registered under the Securities Act. The Capital Securities have an offering price (liquidation amount) of $1,000 per security and will receive distributions at a variable rate of interest, initially at 7.1875%. The interest rate will reset quarterly, equal to 3-month LIBOR plus 150 basis points, will be cumulative and will be payable quarterly. As part of this transaction, the Company negotiated an interest rate swap to fix the cost of the offering at 7.55% for 10 years.

     The Capital Securities accrue and pay distributions quarterly beginning December 15, 1998 at a floating rate equal to the 3-month LIBOR plus 150 basis points on the liquidation amount of $1,000 per share Capital Securities. The expense for those distributions will be included in interest on long term borrowings. Greater Bay has fully and unconditionally guaranteed all of the obligations of the GBB Capital II.

     The Capital Securities are mandatorily redeemable, in whole or in part, upon repayment of the Debentures at their stated maturity of September 15, 2028 or their earlier redemption. The Debentures are redeemable prior to maturity at the option of the Company, on or after September 15, 2008, in whole at any time or in part form time to time.

     On May 8, 1998, PRB, the former holding company of GGB, merged with and into the Company. Upon consummation of the merger, the outstanding shares of PRB were converted into an aggregate of 950,748 shares of the Company's stock. The stock was issued to former PRB's sole shareholder, the Leo K. W. Lum PRB Revocable Trust (the "Trust"), in a tax-free exchange accounted for as a pooling-of-interests.

  Recent Accounting Pronouncements

     On June 15, 1998, the Financial Accounting Standards Board (the "FASB") issues Statement of Accounting Standards ("SFAS") No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes a new model for accounting for derivatives and hedging activities and supersedes and amends a number of existing standards. SFAS No. 133 standardizes the accounting for derivative instruments by requiring that all derivatives be recognized as assets and liabilities on the balance sheet and be measured at fair market value. SFAS No. 133 is effective for fiscal years beginning after June 15, 1999, but earlier application is permitted as of the beginning of any fiscal quarter subsequent to June 15, 1998. Upon the Statement's initial application, all derivatives are required to be recognized in the balance sheet as either assets or liabilities and measured at fair market value. The impact on the Company of adopting SFAS No. 133 is not expected to be material.

     In June 1997, the FASB issued SFAS No. 130, Reporting Comprehensive Income. This statement requires companies to classify items of other comprehensive income by their nature in a financial statement and display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position and will become effective for the Company's 1998 fiscal year, with reclassification of earlier financial statements for comparative purposes. The Company is evaluating alternative formats for presenting this information, but does not expect this pronouncement to materially impact the Company's current reporting and disclosures.

     In June 1997, the FASB issued SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. This statement establishes standards for disclosures about operating segments in annual financial statements and selected information in interim financial reports. It also establishes standards for related disclosures about products and services, geographic areas and major customers. This statement supersedes SFAS No. 14. "Financial Reporting for Segments of a Business Enterprise." SFAS 131 will become effective for the Company's 1999 fiscal year and requires that comparative information from earlier years be restated to conform to the requirements of this standard. The Company is evaluating the requirements of SFAS 131 and the effects, if any, on the Company's current reporting and disclosures.


  Common Stock Price and Dividend History

     The Company's stock is traded on the Nasdaq National Market ("Nasdaq") under the symbol "GBBK". Prior to September 9, 1996, the Company's common stock was not listed on any exchange nor was it quoted by Nasdaq. It was, however, listed with the National Quotation Service and on the Over The Counter Bulletin Board. Hoefer & Arnett, Incorporated and Van Kasper & Company acted as the primary market makers and facilitated trades in the Company's common stock. The Company's common stock was listed on Nasdaq on September 9, 1996. Based on information provided to the Company from Hoefer & Arnett, the range of high and low bid quotations for the Common Stock for the first three quarters of 1996 are set forth below. Such quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions. Quotations subsequent to September 30, 1996 reflect the high and low sales prices for the Company's common stock as reported by Nasdaq. The following information is restated to reflect 2-1 stock split effective for shareholders of record at April 30, 1998.

                                                        CASH DIVIDENDS
                                                        --------------
     FOR THE PERIOD INDICATED         HIGH      LOW      DECLARED (1)
---------------------------------   -------   -------    ------------
1997
        First Quarter............    $13.82    $11.88       $0.075
        Second Quarter...........     15.75     12.44        0.075
        Third Quarter............     22.25     15.94        0.075
        Fourth Quarter...........     26.75     21.00        0.075
     1996
        First Quarter............    $ 9.38    $ 8.25       $0.055
        Second Quarter...........     11.07      8.88        0.055
        Third Quarter............     10.50      9.00        0.055
        Fourth Quarter...........     12.19     10.57        0.055

----------------------------------------------------------------
(1) Includes only those dividends declared by Greater Bay, and excludes those dividends paid by CNB prior to the 1996 merger, PBC prior to the 1997 merger and by PRB, the former holding company of Golden Gate Bank, prior to the 1998 merger. In 1996, CNB declared dividends of $3.20 and $1.35 per share, in 1997 and 1996, respectively, to its shareholders. PBC declared and paid annual dividends of $3.20 and $1.35 per share in 1997 and 1996 , respectively. In 1997 PRB declared and paid dividends of $100,000 to its sole shareholder. On a consolidated basis, the Company has declared dividends of $0.52 and $0.30 per share in 1997 and 1996, respectively.

     The Company estimates there were approximately 2,200 shareholders at December 31, 1997.

                              GREATER BAY BANCORP

                          CONSOLIDATED BALANCE SHEETS

                                                                                            YEARS ENDED DECEMBER 31,
                                                                                         -----------------------------
(DOLLARS IN THOUSANDS)                                                                        1997*           1996*
                                                                                         --------------  -------------
ASSETS
Cash and due from banks................................................................     $   53,000      $ 49,959
Federal funds sold.....................................................................         75,000        32,400
Other short term securities............................................................        103,549       109,312
                                                                                            ----------      --------
  Cash and cash equivalents............................................................        231,549       191,671
Investment securities:
  Available for sale...................................................................        166,413        70,924
  Held to maturity (market value $45,246 and $63,535 at December 31, 1997 and
    1996, respectively)................................................................         44,461        63,176
  Other securities.....................................................................          2,253         1,571
                                                                                            ----------      --------
     Investment securities.............................................................        213,127       135,671
Total loans, net.......................................................................        718,529       553,603
Premises and equipment.................................................................          8,477         7,517
Interest receivable and other assets...................................................         28,637        20,630
                                                                                            ----------      --------
     Total assets......................................................................     $1,200,319      $909,092
                                                                                            ==========      ========
LIABILITIES AND SHAREHOLDERS' EQUITY
Total deposits.........................................................................     $1,071,148      $821,133
Other borrowings.......................................................................         19,480        12,000
Subordinated debt......................................................................          3,000         3,000
Company obligated mandatorily redeemable cumulative trust preferred securities of
 subsidiary trust holding solely junior subordinated debentures........................         20,000            --
Other liabilities......................................................................         10,434         6,233
                                                                                            ----------      --------
     Total liabilities.................................................................      1,124,062       842,366
                                                                                            ----------      --------
Commitments and contingencies

SHAREHOLDERS' EQUITY
  Preferred stock, no par value: 4,000,000 shares authorized; none issued..............             --            --
  Common stock, no par value: 24,000,000 shares authorized; 9,006,930 and
    8,723,738 shares issued and outstanding as of December 31, 1997 and 1996,
    respectively.......................................................................         52,218        50,025
  Unrealized gain on available for sale securities, net of taxes.......................            223           (90)
  Retained earnings....................................................................         23,816        16,791
                                                                                            ----------      --------
     Total shareholders' equity........................................................         76,257        66,726
                                                                                            ----------      --------
        Total liabilities and shareholders' equity.....................................     $1,200,319      $909,092
                                                                                            ==========      ========

*  Restated on a historical basis to reflect the merger discussed in Note 2.

                See notes to consolidated financial statements.

                              GREATER BAY BANCORP

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                      YEARS ENDED DECEMBER 31,
                                                                -------------------------------------
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)                   1997*        1996*        1995*
                                                                -----------  -----------  -----------
INTEREST INCOME
Interest on loans.............................................     $66,907      $48,002      $40,843
Interest on investment securities:
  Taxable.....................................................      13,734        8,538        7,431
  Tax-exempt..................................................         807          990          729
                                                                   -------      -------      -------
     Total interest on investment securities..................      14,541        9,528        8,160
Other interest income.........................................       3,951        3,183        3,087
                                                                   -------      -------      -------
  Total interest income.......................................      85,399       60,713       52,090
                                                                   -------      -------      -------
INTEREST EXPENSE
Interest on deposits..........................................      30,639       21,220       17,743
Interest on long term borrowings..............................       2,137          355           77
Interest on other borrowings..................................          96          126          769
                                                                   -------      -------      -------
  Total interest expense......................................      32,872       21,701       18,589
                                                                   -------      -------      -------
     Net interest income......................................      52,527       39,012       33,501
Provision for loan losses.....................................       6,492        2,419        1,160
                                                                   -------      -------      -------
     Net interest income after provision for loan losses......      46,035       36,593       32,341
                                                                   -------      -------      -------
OTHER INCOME
Trust fees....................................................       2,049        1,426          710
Service charges and other fees................................       1,620        1,429        1,265
Warrant income................................................       1,162           92           --
Gain on sale of SBA loans.....................................         883          537          420
Loss on investments, net......................................          (5)        (255)        (106)
Other income..................................................         875        1,429          786
                                                                   -------      -------      -------
  Total other income..........................................       6,584        4,658        3,075
                                                                   -------      -------      -------
OPERATING EXPENSES
Compensation and benefits.....................................      19,777       16,122       14,059
Occupancy and equipment.......................................       5,179        4,475        3,701
Merger and related nonrecurring costs.........................       3,333        2,791           --
Legal settlement (recovery)...................................      (1,700)          --        1,700
Other expenses................................................       8,555        8,011        8,077
                                                                   -------      -------      -------
  Total operating expenses....................................      35,144       31,399       27,537
                                                                   -------      -------      -------
     Net income before provision for income taxes.............      17,475        9,852        7,879
Provision for income taxes....................................       6,464        3,974        2,869
                                                                   -------      -------      -------
     Net income...............................................     $11,011      $ 5,878      $ 5,010
                                                                   =======      =======      =======
Net income per share--basic**.................................     $  1.24      $  0.69      $  0.62
                                                                   =======      =======      =======
Net income per share--diluted**...............................     $  1.15      $  0.64      $  0.59
                                                                   =======      =======      =======

* Restated on a historical basis to reflect the mergers discussed in Note 2. ** Restated for 2-for-1 stock split effective for shareholders of record at
   April 30, 1998.

                See notes to consolidated financial statements.

                              GREATER BAY BANCORP

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                                                                        TOTAL
                                                                                                                    --------------
FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995             COMMON STOCK                  EARNINGS             SHAREHOLDERS'
                                                            -----------------------  -----------------------------  --------------
(DOLLARS IN THOUSANDS)                                                                                                  EQUITY
                                                                                                                    --------------
                         SHARES**                             AMOUNT     UNREALIZED      RETAINED
                                                            -----------  ----------  ----------------
Greater Bay Bancorp, prior to pooling.....................    6,804,470     $36,396          $(1,604)     $12,038         $46,830
Shares issued to Pacific Rim Bancorporation
    shareholders..........................................       950,748       6,000               __           __           6,000
Pacific Rim Bancorporation retained earnings prior to
    pooling...............................................           __          __             (100)         145              45
                                                              ---------     -------          -------      -------         -------
  BALANCE, DECEMBER 31, 1994, AS RESTATED TO
    REFLECT POOLING.......................................    7,755,218      42,396           (1,704)      12,183          52,875
Stock options exercised, including related tax
 benefit..................................................      261,902       1,402               --           --           1,402
Stock issued in Employee Stock Purchase Plan..............       17,074          80               --           --              80
Capital contribution                                                 --       2,000               --           --           2,000
401(k) employee stock purchase............................       13,462          95               --           --              95
10% stock dividend--fractional shares paid in cash........      267,784       2,135               --       (2,138)             (3)
Cash dividend.............................................           --          --               --       (1,832)         (1,832)
SFAS No. 115 change in unrealized loss on
 available for sale securities............................           --          --            1,002           --           1,002
Net income................................................           --          --               --        5,010           5,010
                                                              ---------     -------          -------      -------         -------
  BALANCE, DECEMBER 31, 1995*.............................    8,315,440      48,108             (702)      13,223          60,629
Stock options exercised, including related tax
 benefit..................................................      376,478       1,693               --           --           1,693
Stock issued in Employee Stock Purchase Plan..............       21,264         137               --           --             137
401(k) employee stock purchase............................       10,556          87               --           --              87
Cash dividend.............................................           --          --               --       (2,310)         (2,310)
SFAS No. 115 change in unrealized loss on
 available for sale securities............................           --          --              612           --             612
Net income................................................           --          --               --        5,878           5,878
                                                              ---------     -------          -------      -------         -------
  BALANCE, DECEMBER 31, 1996*.............................    8,723,738      50,025              (90)      16,791          66,726
Stock options exercised, including related tax
 benefit..................................................      216,720       1,315               --           --           1,315
Stock issued in Employee Stock Purchase Plan..............       30,320         347               --           --             347
401(k) employee stock purchase............................       36,152         531               --           --             531
Cash dividend.............................................           --          --               --       (3,986)         (3,986)
SFAS No. 115 change in unrealized gain on
 available for sale securities............................           --          --              313           --             313
Net income................................................           --          --               --       11,011          11,011
                                                              ---------     -------          -------      -------         -------
  BALANCE, DECEMBER 31, 1997*.............................    9,006,930     $52,218          $   223      $23,816         $76,257
                                                              =========     =======          =======      =======         =======

* Restated on a historical basis to reflect the mergers discussed in Note 2. ** Restated for 2-1 stock split effective for shareholders of record at April
 30, 1998.

                See notes to consolidated financial statements.

                              GREATER BAY BANCORP

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                  Years Ended December 31,
                                                                         ------------------------------------------
(Dollars in thousands)                                                       1997*          1996*         1995*
                                                                         -------------  -------------  ------------
CASH FLOWS--OPERATING ACTIVITIES
Net income.............................................................     $  11,011      $   5,878      $  5,010
Reconciliation of net income to net cash from operations:
  Provision for loan losses............................................         6,492          2,419         1,160
  Depreciation and leasehold amortization..............................         1,475          1,239         1,653
  Proceeds from sale of loans held for sale............................            --             --        16,364
  Origination of loans for resale......................................            --             --       (10,981)
  Deferred income taxes................................................        (4,200)        (1,382)          224
  Changes in:
     Accrued interest receivables and other assets.....................        (8,007)          (927)       (1,336)
     Accrued interest payable and other liabilities....................         4,201            293         1,299
     Deferred loan fees and discounts, net.............................           276            188          (794)
                                                                            ---------      ---------      --------
Operating cash flows, net..............................................        11,248          7,708        12,599
                                                                            ---------      ---------      --------
CASH FLOWS--INVESTING ACTIVITIES
Maturities of investment securities and other short-term investments:
  Held to maturity.....................................................        25,899         25,976        29,940
  Available for sale...................................................        47,149         33,245        20,268
Purchase of investment securities and other short-term investments:
  Held to maturity.....................................................        (9,851)       (27,254)      (57,929)
  Available for sale...................................................      (150,740)       (54,269)      (15,168)
Proceeds from sale of available for sale securities....................        14,598         31,430            --
Loans, net.............................................................      (172,366)      (170,949)      (50,400)
Investment in other real estate owned..................................          (500)         1,266          (476)
Sale of other real estate owned........................................         1,077            582         1,176
Premises and equipment, net............................................        (2,338)        (3,097)       (2,392)
Purchase of insurance policies.........................................            --           (240)       (6,004)
                                                                            ---------      ---------      --------
Investing cash flows, net..............................................      (247,072)      (163,310)      (80,985)
                                                                            ---------      ---------      --------
CASH FLOWS--FINANCING ACTIVITIES
Net change in deposits.................................................       250,015        236,526       109,017
Net change in short-term borrowings....................................         7,480         12,000       (17,256)
Subordinated debt issued...............................................            --             --         3,000
Company obligated mandatorily redeemable preferred securities of
 subsidiary trust holding solely junior subordinated debentures issued.        20,000             --            --
Proceeds from the sale of stock........................................         2,193          1,917         1,677
Fractional shares paid in cash.........................................            --             --            (3)
Paid-in capital received form shareholder                                          --             --         2,000
Cash dividends.........................................................        (3,986)        (2,310)       (1,832)
                                                                            ---------      ---------      --------
Financing cash flows, net..............................................       275,702        248,133        96,603
                                                                            ---------      ---------      --------
Net change in cash and cash equivalents................................        39,878         92,531        28,217
Cash and cash equivalents at beginning of year.........................       191,671         99,140        70,923
                                                                            ---------      ---------      --------
Cash and cash equivalents at end of year...............................     $ 231,549      $ 191,671      $ 99,140
                                                                            ---------      ---------      --------
CASH FLOWS--SUPPLEMENTAL DISCLOSURES
Cash paid during the period for:
  Interest on deposits and other borrowings............................     $  32,641      $  21,742      $ 18,340
                                                                            ---------      ---------      --------
  Income taxes.........................................................     $  11,183      $   5,227      $  3,094
                                                                            ---------      ---------      --------
Non-cash transactions:
  Additions to other real estate owned.................................         $853         $687      $1,285
                                                                                ====         ====      ======

* Restated on a historical basis to reflect the mergers discussed in Note 2

                     See notes to consolidated financial statements.
                              GREATER BAY BANCORP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Organization and Nature of Operations

  Greater Bay Bancorp ("Greater Bay," on a parent-only basis, and the "Company," on a consolidated basis) is a California corporation and bank holding company that was incorporated on November 14, 1984 as San Mateo County Bancorp. The name was changed to Mid-Peninsula Bancorp on October 7, 1994 as a result of the merger between Mid-Peninsula Bank and San Mateo County Bancorp and its wholly owned subsidiary, WestCal National Bank. The name was further changed to Greater Bay Bancorp on November 27, 1996 as a result of the merger between Mid-Peninsula Bancorp and Cupertino National Bancorp (see Note 2). Upon consummation of the merger with Cupertino National Bancorp, Greater Bay became a multi-bank holding company for two wholly owned subsidiaries. On December 23, 1997 the Company merged with Peninsula Bank of Commerce, adding a third wholly owned banking subsidiary to the group. On May 8, 1998, the Company merged with Pacific Rim Bancorporation ("PRB"), the former holding company of Golden Gate Bank ("GGB"), adding a fourth wholly owned banking subsidiary to the group. The four wholly owned bank subsidiaries are Mid-Peninsula Bank ("MPB"), Cupertino National Bank ("CNB"), Peninsula Bank of Commerce ("PBC"), and GGB, collectively the "Banks."

  MPB commenced operations in October 1987 and is a state chartered bank regulated by the Federal Reserve Bank ("FRB") and Department of Financial Institutions of the State of California ("DFI"). CNB commenced operations in May 1985 and is a national banking association regulated by the Office of the Comptroller of Currency ("OCC"). PBC commenced operations in September 1981 and is a state chartered bank regulated by the DFI. GGB commenced operations in 1976 and is a state chartered bank regulated by the FDIC. On March 3, 1997 GBB Capital I (the "Trust"), a statutory business trust, was formed for the exclusive purpose of issuing and selling Cumulative Trust Preferred Securities ("TPS") (see Note 8) and using the proceeds from the sale of the TPS to acquire Junior Subordinated Debentures issued by Greater Bay.

  The Company provides a wide range of commercial banking services to small and medium-sized businesses, real estate developers, property managers, business executives, professionals and other individuals. The Company operates through ten regional California offices located in Cupertino, Milbrae, Palo Alto, Redwood City, San Bruno, San Francisco, San Jose and San Mateo.


 Consolidation and Basis of Presentation

  The consolidated financial statements include the accounts of Greater Bay and its wholly owned subsidiaries, MPB, CNB, PBC, GGB and the Trust. All significant intercompany transactions and balances have been eliminated. Certain reclassifications have been made to prior years' consolidated financial statements to conform to the 1997 presentation. The accounting and reporting policies of the Company conform to generally accepted accounting principles and the prevailing practices within the banking industry.


 Use of Estimates in the Preparation of Financial Statements

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of certain assets liabilities at the date of the financial statements and the reported amounts of certain revenues and expenses during the reporting period. Actual results could differ from those estimates.


 Cash and Cash Equivalents

  For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks and federal funds sold and agency securities with original maturities of less than ninety days. Generally, federal funds are sold for one-day periods. As discussed in Note 7, PBC holds $88.1 million in one demand deposit account whose funds are comprised of proceeds from a lawsuit settlement. Due to the uncertainty of the time this special deposit (the "Special Deposit") will remain with PBC, management has invested the proceeds in agency securities with maturities of less than 90 days. Those securities have been classified as cash and equivalents. MPB, CNB, PBC, and GGB are required by the Federal Reserve System to maintain noninterest-earning cash reserves against certain of their deposit accounts. At December 31, 1997, the required combined reserves totaled approximately $9.8 million.


 Investment Securities

  Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities," requires that investment securities be classified into three portfolios, and be accounted for as follows: 1) debt securities for which the Company has the positive intent and ability to hold to maturity are classified as held to maturity and reported at amortized cost; 2) debt and equity securities that are bought and held principally for the purpose of selling in the near term are classified as trading securities and reported at fair value, with unrealized gains and losses included in earnings; and 3) debt and equity securities not classified as either held to maturity or trading securities are classified as available for sale securities and reported at fair value with unrealized gains and losses excluded from earnings and reported as a separate component of shareholders' equity.

  A decline in the market value of any available for sale or held to maturity security below cost that is deemed other than temporary, results in a charge to earnings and the corresponding establishment of a new cost basis for the security.

  Premiums and discounts are amortized or accreted over the life of the related security as an adjustment to yield using the effective interest method. Dividend and interest income are recognized when earned. Realized gains and losses for securities classified as available for sale and held to maturity are included in earnings and are derived using the specific identification method for determining the cost of securities sold.

  Required investments of Federal Reserve Bank and Federal Home Loan Bank stocks for MPB, CNB, PBC, and GGB are recorded at cost.


 Loans

  Loans held for investment are carried at amortized cost. The Company's loan portfolio consists primarily of commercial and real estate loans generally collateralized by first and second deeds of trust on real estate as well as business assets and personal property.

  Interest income is accrued on the outstanding loan balances using the simple interest method. Loans are generally placed on nonaccrual status when the borrowers are past due 90 days and when full payment of principal or interest in not expected. At the time a loan is placed on nonaccrual status, any interest income previously accrued but not collected is generally reversed. Interest accruals are resumed on such loans only when they are brought fully current with respect to interest and principal and when, in the judgment of management, the loans are estimated to be fully collectible as to both principal and interest.

  The Company charges loan origination and commitment fees. Net loan origination fees and costs are deferred and amortized to interest income over the life of the loan, using the effective interest method. Loan commitment fees are amortized to interest income over the commitment period.

                              GREATER BAY BANCORP

                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995


  When a loan is sold, unamortized fees and capitalized direct costs are recognized in the consolidated statements of operations. Other loan fees and charges representing service costs for the repayment of loans, for delinquent payments or for miscellaneous loan services are recognized when earned.


 Sale and Servicing of Small Business Administration ("SBA") Loans

  The Company originates loans to customers under SBA programs that generally provide for SBA guarantees of 70% to 90% of each loan. The Company generally sells the guaranteed portion of the majority of the loans to an investor and retains the unguaranteed portion and servicing rights in its own portfolio. Funding for the SBA programs depend on annual appropriations by the U.S. Congress.

  Gains on these sales are earned through the sale of the guaranteed portion of the loan for an amount in excess of the adjusted carrying value of the portion of the loan sold. The company allocates the carrying value of such loans between the portion sold, the portion retained and a value assigned to the right to service the loan. The difference between the adjusted carrying value of the portion retained and the face amount of the portion retained is amortized to interest income over the life of the related loan using a method which approximates the interest method. The value assigned to the right to service is also amortized over the estimated life of the loan.


 Allowance for Loan Losses

  The Company adopted SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by SFAS No. 118 ("SFAS No. 114 and No. 118"), on January
1, 1995. Under these standards, a loan is considered impaired, based on current information and events, if it is probable that the Company will be unable to collect the scheduled payments of principal and interest when due according to the contractual terms of the loan agreement. Under these standards, any allowance on impaired loans is generally based on one of three methods. It requires that impaired loans be measured at either, 1) the present value of expected cash flows at the loan's effective interest rate, 2) the loan's observable market price, or 3) the fair market value of the collateral of the loan. In general, these statements are not applicable to large groups of smaller-balance loans that are collectively evaluated for impairment such as credit cards, residential mortgage and/or consumer installment loans. Adoption of SFAS No. 114 and No. 118 did not have a material effect on the financial statements of the Company in 1995. Income recognition on impaired loans conforms to the method the Company uses for income recognition on nonaccrual loans.

  The allowance for loan losses is maintained at a level deemed appropriate by management to adequately provide for known and unidentified losses in the loan portfolio. The allowance is based upon a number of factors, including prevailing and anticipated economic trends, industry experience, industry and geographic concentrations, estimated collateral values, management's assessment of credit risk inherent in the portfolio, delinquency trends, historical loss experience, specific problem loans and other relevant factors. Additions to the allowance, in the form of provisions, are reflected in current operating results, while charge-offs to the allowance are made when a loss is determined to have occurred. Because the allowance for loan losses is based on estimates, ultimate losses may vary from the current estimates.


 Other Real Estate Owned

  Other real estate owned ("OREO") consists of properties acquired through foreclosure and is stated at the lower of carrying value or fair value less estimated costs to sell. Development and improvement costs relating to the OREO are capitalized. Estimated losses that result from the ongoing periodic valuation of these properties are charged to current earnings with a provision for losses on foreclosed property in the period in which they are

                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

identified. The resulting allowance for OREO losses is decreased when the property is sold. Operating expenses of such properties, net of related income, are included in other expenses. Gains and losses on the disposition of OREO are included in other income.


 Premises and Equipment

  Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed on a straight-line basis over the shorter of the lease terms or estimated useful lives of the assets, which are generally 3 to 10 years.


 Income Taxes

  Deferred incomes taxes reflect the estimated future tax effects of temporary differences between the amount of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws and regulations.


 Per Share Data

  Net income per share is stated in accordance with SFAS No. 128 "Earnings per Share". Basic net income per share is computed by dividing net income available to common shareholders by the weighted average number of common shares outstanding during the year. Diluted net income per share is computed by dividing diluted net income available to common shareholders by the weighted average number of common shares and common equivalent shares outstanding including dilutive stock options. The computation of common stock equivalent shares is based on the weighted average market price of the Company's common stock throughout the period. All years presented include the effect of stock dividends declared in 1995 and 1994 and the 2-for-1 stock split effective for shareholders of record as of April 30, 1998.

                              GREATER BAY BANCORP

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

  The following table provides a reconciliation of the numerators and denominators of the basic and diluted net income per share computations for the years ended December 31, 1997, 1996 and 1995.

                                                                   FOR THE YEAR ENDED DECEMBER 31, 1997
                                                                 ----------------------------------------
                                                                    INCOME          SHARES      PER SHARE
                                                                 -------------  --------------  ---------
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)                  (NUMERATOR)   (DENOMINATOR)    AMOUNT
                                                                 -------------  --------------  ---------
Net income.....................................................       $11,011
Basic net income per share:
  Income available to common shareholders......................        11,011       8,898,094       $1.24
Effect of dilutive securities:
  Stock options................................................            --         696,386          --
                                                                      -------       ---------       -----
Diluted net income per share:
  Income available to common shareholders and assumed
    conversions................................................       $11,011       9,594,480       $1.15
                                                                      =======       =========       =====
                                                                   FOR THE YEAR ENDED DECEMBER 31, 1996
                                                                 ----------------------------------------
                                                                    INCOME         SHARES       PER SHARE
                                                                 ------------   -------------   ---------
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)                  (NUMERATOR)    (DENOMINATOR)    AMOUNT
                                                                 ------------   -------------   ---------
Net income.....................................................       $ 5,878
Basic net income per share:
  Income available to common shareholders......................         5,878       8,558,314       $0.69
Effect of dilutive securities:
  Stock options................................................            --         586,462          --
                                                                      -------       ---------       -----
Diluted net income per share:
  Income available to common shareholders and assumed
    conversions................................................       $ 5,878       9,144,776       $0.64
                                                                      =======       =========       =====
                                                                   FOR THE YEAR ENDED DECEMBER 31, 1995
                                                                 ----------------------------------------
                                                                    INCOME         SHARES       PER SHARE
                                                                 ------------   -------------   ---------
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)                  (NUMERATOR)    (DENOMINATOR)    AMOUNT
                                                                 ------------   -------------   ---------
Net income.....................................................       $ 5,010
Basic net income per share:
  Income available to common shareholders......................         5,010       8,035,648       $0.62
Effect of dilutive securities:
  Stock options................................................            --         479,756          --
                                                                      -------       ---------       -----
Diluted net income per share:
  Income available to common shareholders and assumed
    conversions................................................       $ 5,010       8,515,404       $0.59
                                                                      =======       =========       =====

  There were no options that were considered anti-dilutive whereby the options' exercise price was greater than the average market price of the common shares, during the years ended December 31, 1997, 1996 and 1995.

  Weighted average shares outstanding and all per share amounts included in the consolidated financial statements and notes thereto are based upon the increased number of shares giving retroactive effect to the 1996 merger with Cupertino National Bancorp at a 0.81522 conversion ratio, the 1997 merger with PBC at a
0.96550 conversion ratio and the 1998 merger with PRB at a total of 950,748 shares.

                              GREATER BAY BANCORP

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

NOTE 2--MERGERS

    On May 8, 1998, PRB, the former holding company of GGB, merged with and into the Company. Upon consummation of the merger, the outstanding shares of PRB were converted into an aggregate of 950,748 shares of the Company's stock. The stock was issued to former PRB's sole shareholder, the Leo K. W. Lum PRB Revocable Trust (the "Trust"), in a tax-free exchange accounted for as a pooling-of-interests.

    The following table sets forth the combined operations of the Company and PRB, on a consolidated basis with GGB, for the years ended December 31, 1997, 1996 and 1995, prior to the consumation of the merger on May 8, 1998.

----------------------------------------------------------------------------------------------------------
                                                   GBB                   PRB
                                                Historical            Historical           Combined
----------------------------------------------------------------------------------------------------------
 Year ended December 31,1997:
----------------------------------------------------------------------------------------------------------
     Net interest income                          47,776                 4,752              52,528
----------------------------------------------------------------------------------------------------------
     Provision for loan losses                     6,242                   250               6,492
----------------------------------------------------------------------------------------------------------
     Net income                                   10,013                   998              11,011
----------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------
 Year ended December 31,1996:
----------------------------------------------------------------------------------------------------------
     Net interest income                          34,973                 4,039              39,012
----------------------------------------------------------------------------------------------------------
     Provision for loan losses                     2,156                   263               2,419
----------------------------------------------------------------------------------------------------------
     Net income                                    5,338                   540               5,878
----------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------
 Year ended December 31,1995:
----------------------------------------------------------------------------------------------------------
     Net interest income                          29,499                 4,002              33,501
----------------------------------------------------------------------------------------------------------
     Provision for loan losses                     1,160                    --               1,160
----------------------------------------------------------------------------------------------------------
     Net income                                    4,817                   193               5,010
----------------------------------------------------------------------------------------------------------

     On December 23, 1997, the Company consummated a merger with PBC. Pursuant to terms of the merger agreement, the Company issued approximately 664,000 (approximately 1,328,000 as adjusted to reflect the 2-for-1 stock split) shares of its common stock in exchange for the outstanding common stock of PBC at an exchange ratio of 0.9655 of the Company's common stock for each share of PBC's common stock. The merger has been accounted for as a pooling-of-interests business combination; and accordingly, the consolidated financial statements and the financial data for the periods prior to the merger have been restated to include the accounts and results of operations of PBC.

     The following table sets forth the composition of the combined operations of the Company and PBC for the nine months ended September 30, 1997, prior to the consummation of the merger on December 23, 1997.

                                                    (UNAUDITED)
                                                     -----------
                                                     NINE MONTHS
                                                     -----------
                                                  ENDED SEPTEMBER 30,
                                                  -------------------
                                                         1997
                                                         ----
      (DOLLARS IN THOUSANDS)
----------------------------
      Net Interest Income:
         Greater Bay Bancorp..................          $27,922
         Peninsula Bank of Commerce...........            6,851
                                                        -------
            Combined..........................          $34,773
                                                        -------
      Provision for loan losses:
         Greater Bay Bancorp..................          $5,287
         Peninsula Bank of Commerce...........             105
                                                        ------
            Combined..........................          $5,392
                                                        ------
      Net Income:
         Greater Bay Bancorp..................          $6,097
         Peninsula Bank of Commerce...........           2,573
                                                        ------
            Combined..........................          $8,670
                                                        ------

     On November 27, 1996, the Company consummated a merger with Cupertino National Bancorp. As discussed in Note 1, concurrent with the consummation of the merger, the name of the holding company was changed from Mid-Peninsula Bancorp to Greater Bay Bancorp. Pursuant to terms of the merger agreement, the Company issued approximately 1,586,000 (approximately 3,172,000 as adjusted for the 2-for-1 stock split) shares of its common stock in exchange for the outstanding common stock of Cupertino National Bancorp at an exchange ratio of
0.81522 of the Company's common stock for each share of Cupertino National Bancorp's common stock. The merger has been accounted for as a pooling of interests business combination; and accordingly, the consolidated financial statements and the financial data for the periods prior to the merger have been restated to include the accounts and results of operations of Cupertino National Bancorp.

     The following table sets forth the composition of the combined operations of Mid-Peninsula Bancorp and Cupertino National Bancorp for the nine months ended September 30, 1996 prior to the consummation of the merger on November 27, 1996.

                                                     (UNAUDITED)
                                                     -----------
                                                     NINE MONTHS
                                                     -----------
                                                  ENDED SEPTEMBER 30,
                                                  --------------------
                                                          1996
                                                          ----
      (DOLLARS IN THOUSANDS)
---------------------------
      Net Interest Income:
         Mid-Peninsula Bancorp..............             $ 8,878
         Cupertino National Bancorp.........              11,487
                                                         -------
            Combined........................             $20,365
                                                         -------
      Provision for loan losses:
         Mid-Peninsula Bancorp..............             $   427
         Cupertino National Bancorp.........                 864
                                                         -------
            Combined........................             $ 1,291
                                                         -------
      Net Income:
         Mid-Peninsula Bancorp..............             $ 2,373
         Cupertino National Bancorp.........               1,548
                                                         -------
            Combined........................             $ 3,921
                                                         -------

                              GREATER BAY BANCORP

                 YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

In all mergers, certain reclassifications were made to conform to the Company's financial presentation. The results of operations previously reported by the separate enterprises for the period before the merger was consummated and that are included in the current combined amounts presented in the accompanying consolidated financial statements are summarized below.

There were no significant transactions between the Company and PRB, the Company and PBC or between Mid-Peninsula Bancorp and Cupertino National Bancorp prior to the mergers. All intercompany transactions have been eliminated.


NOTE 3--INVESTMENT SECURITIES

     The amortized cost and estimated market value of investment securities is summarized below:

                                                              GROSS        GROSS
                                                              -----        -----
                   DECEMBER 31, 1997             AMORTIZED  UNREALIZED  UNREALIZED     MARKET
                   -----------------             ---------  ----------  ---------      ------
           (DOLLARS IN THOUSANDS)                  COST        GAINS      LOSSES        VALUE
           -----------------------------           ----        -----      ------        -----
AVAILABLE FOR SALE SECURITIES:
  U.S. Treasury obligations..................     $ 10,095     $    52     $    (2)    $ 10,145
  U.S. agency notes..........................       38,833          52         (63)      38,822
  Mortgage-backed securities.................      102,432         357        (185)     102,604
  Tax-exempt securities......................        7,018         199          (5)       7,212
  Corporate securities.......................        7,568          62          --        7,630
                                                  --------     -------     -------     --------
     Total securities available for sale.....      165,946         722        (255)     166,413
                                                  --------     -------     -------     --------
HELD TO MATURITY SECURITIES:
  U.S. Treasury obligations..................          501           1          --          502
  U.S. agency notes..........................       17,798         182         (12)      17,968
  Mortgage-backed securities.................       11,324         177          (2)      11,499
  Tax-exempt securities......................       14,838         492         (53)      15,277
                                                  --------     -------     -------     --------
     Total securities held to maturity.......       44,461         852         (67)      45,246
                                                  --------     -------     -------     --------
Other securities.............................        2,253          --          --        2,253
                                                  --------     -------     -------     --------
     Total investment securities.............     $212,660     $ 1,574     $  (322)    $213,912
                                                  ========     =======     =======     ========

                              GREATER BAY BANCORP

                 YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                                                GROSS         GROSS
                                                                -----         -----
                 December 31, 1996               AMORTIZED    UNREALIZED    UNREALIZED    MARKET
                 -----------------               ---------    ----------    ----------    ------
           (DOLLARS IN THOUSANDS)                  COST         GAINS         LOSSES       VALUE
           -------------------------------         ----         -----         ------       -----
AVAILABLE FOR SALE SECURITIES:
  U.S. Treasury obligations..................     $ 22,821      $     75     $     (6)     $  22,890
  U.S. agency notes..........................       27,087            39         (130)        26,996
  Mortgage-backed securities.................        8,116            17         (167)         7,966
  Mutual funds...............................        2,000            --          (52)         1,948
  Tax-exempt securities......................        7,758           154          (11)         7,901
  Corporate securities.......................        3,216             7           --          3,223
                                                  --------      --------     --------      ---------
     Total securities available for sale.....       70,998           292         (366)        70,924
                                                  --------      --------     --------      ---------
HELD TO MATURITY SECURITIES:
  U.S. Treasury obligations..................        1,005             3           --          1,008
  U.S. agency notes..........................       38,390            78         (100)        38,368
  Mortgage-backed securities.................       11,045           141           (9)        11,177
  Tax-exempt securities......................       12,736           260          (14)        12,982
                                                  --------      --------     --------      ---------
     Total securities held to maturity.......       63,176           482         (123)        63,535
                                                  --------      --------     --------      ---------
Other securities.............................        1,571            --           --          1,571
                                                  --------      --------     --------      ---------
     Total investment securities.............     $135,745      $    774     $   (489)       136,030
                                                  ========      ========     ========      =========

                              GREATER BAY BANCORP

                 YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

     The following table shows amortized cost and estimated market value of the Company's investment securities by year of maturity as of December 31, 1997.

                                                                   1999     2003
                                                                   ----     -----
                                                                 THROUGH   THROUGH    2008 AND
                                                                 -------   -------    --------
(DOLLARS IN THOUSANDS)(1)                                1998      2002      2007    THEREAFTER      TOTAL
-------------------------                              -------     ----      ----    ----------    --------
AVAILABLE FOR SALE SECURITIES:
  U.S. Treasury obligations......................      $ 6,802   $ 3,293   $    --     $     --    $ 10,095
  U.S. agency notes (2)..........................        9,601    18,486    10,746           --      38,833
  Mortgage-backed securities (3).................           54     3,351     8,680       90,347     102,432
  Tax-exempt securities..........................          266     1,661     4,711          380       7,018
  Corporate securities...........................        2,511     5,057        --           --       7,568
                                                       -------   -------   -------     --------    --------
     Total securities available for sale.........       19,234    31,848    24,137       90,727     165,946
                                                       -------   -------   -------     --------    --------
  Market value...................................      $19,253   $31,956   $24,358     $ 90,846    $166,413
                                                       -------   -------   -------     --------    --------
HELD TO MATURITY SECURITIES:
  U.S. Treasury obligations......................          501        --        --           --         501
  U.S. agency notes (2)..........................        5,898     5,985     5,915           --      17,798
  Mortgage-backed securities (3).................           52        --     4,585        6,687      11,324
  Tax-exempt securities..........................          951     4,617     1,831        7,439      14,838
                                                       -------   -------   -------     --------    --------
     Total securities held to maturity...........        7,402    10,602    12,331       14,126      44,461
                                                       -------   -------   -------     --------    --------
  Market value...................................        7,472    10,654    12,640       14,480      45,246
                                                       -------   -------   -------     --------    --------
COMBINED INVESTMENT SECURITIES PORTFOLIO:
  Total investment securities....................      $26,636   $42,450   $36,468     $104,853    $210,407
                                                       -------   -------   -------     --------    --------
  Total market value.............................      $26,725   $42,610   $36,998     $105,326    $211,659
                                                       -------   -------   -------     --------    --------
  Weighted average yield-total portfolio (4).....         6.16%     6.65%     7.05%        7.61%       7.09%

                              GREATER BAY BANCORP

                 YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995


(1) Other securities are comprised of equity investments and have no stated maturity and therefore are excluded from this table.
(2) Certain notes issued by U.S. agencies may be called, without penalty, at the discretion of the issuer. This may cause the actual maturities to differ significantly from the contractual maturity dates.
(3) Mortgage-backed securities are shown at contractual maturity; however, the average life of these mortgage-backed securities may differ due to principal prepayments.
(4) Yields on tax-exempt securities have been computed on a fully tax-equivalent basis.

    Investment securities with a carrying value of $34.9 million and $34.1 million were pledged to secure deposits, borrowings and for other purposes as required by law or contract at December 31, 1997 and 1996, respectively.

    Investments in the FRB are required in order to maintain membership and support activity levels.

    Proceeds and realized losses and gains on sales of investment securities for the years ended December 31, 1997, 1996 and 1995 are presented below:

(DOLLARS IN THOUSANDS)                                        1997        1996        1995
----------------------                                     ----------  -----------  ---------
Proceeds from sale of available for sale securities.....     $14,598      $31,430      $  --
Available for sale securities--losses(1)................     $    (5)     $  (255)     $(106)

(1) Includes $466,000 of charges in 1996 to conform accounting practices, which is included in merger and related nonrecurring costs.


NOTE 4--LOANS

    The following is a summary of loans by category as of December 31, 1997 and 1996:

(DOLLARS IN THOUSANDS)                         1997           1996
----------------------                         ----           ----
Commercial..............................     $345,742       $290,724
Real estate construction and land.......      112,514         92,820
Real estate term........................      196,217        126,651
Consumer and other......................       82,914         55,893
                                             --------       --------
Total loans, gross......................      737,387        566,088
  Deferred loan fees and discounts......       (2,765)        (2,489)
                                             --------       --------
Total loans, net of deferred fees.......      734,622        563,599
  Allowance for loan losses.............      (16,093)        (9,996)
                                             --------       --------
  Total loans, net......................     $718,529       $553,603
                                             ========       ========

                              GREATER BAY BANCORP

                 YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

    The following summarizes the activity in the allowance for loan losses for the years ended December 31, 1997, 1996 and 1995:

(DOLLARS IN THOUSANDS)                   1997        1996        1995
----------------------                 --------    --------    ---------
Balance, January 1.................     $ 9,996      $6,603      $ 6,938
  Provision for loan losses(1).....       7,842       3,219        1,160
  Loan charge-off..................      (1,805)       (471)      (1,846)
  Recoveries.......................          60         645          351
                                        -------      ------      -------
Balance, December 31...............     $16,093      $9,996      $ 6,603
                                        =======      ======      =======

(1) Includes $1.4 million and $800,000 of charges in 1997 and 1996 to conform accounting practices for the banks' reserve methodologies and is included in merger and related nonrecurring costs in the statements of operations.

    The following table sets forth nonperforming loans as of December 31, 1997, 1996 and 1995. Nonperforming loans are defined as loans which are on nonaccrual status, loans which have been restructured, and loans which are 90 days past due but are still accruing interest. Interest income foregone on nonperforming loans outstanding at year end totaled $479,000, $633,000, and $549,000 for the years ended December 31, 1997, 1996 and 1995, respectively. Interest income recognized on the nonperforming loans approximated $206,000, $508,000, and $353,000 for the years ended December 31, 1997, 1996 and 1995, respectively.

(DOLLARS IN THOUSANDS)                          1997     1996     1995
----------------------                         ------   ------   ------
Nonaccrual loans............................   $2,971   $4,616   $4,833
Accruing loans past due 90 days or more.....      158    1,237      830
Restructured loans                              1,062    1,828    1,530
                                               ------   ------   ------
Total nonperforming loans...................   $4,191   $7,681   $7,193
                                               ======   ======   ======

    At December 31, 1997 and 1996, the recorded investment in loans, for which impairment has been recognized in accordance with SFAS No. 114 and No. 118, was approximately $2.8 million and $4.7 million, respectively, with corresponding valuation allowances of $567,750 and $1.8 million, respectively. For the years ended December 31, 1997 and 1996, the average recorded investment in impaired loans was approximately $4.4 million and $4.7 million, respectively. The Company did not recognize interest income on impaired loans during the twelve months ended December 31, 1997 and 1996.

    The Company had $1,061,737 and $1,828,000 of restructured loans as of December 31, 1997 and 1996, respectively. Principal reduction concessions totaling $386,505 were permitted on restructured loans during the year ended December 31, 1997. There were no principal reduction concessions allowed on restructured loans during 1996. Interest income from restructured loans totaled $82,014 and $317,295 for the years ended December 31, 1997 and 1996. Foregone interest income, which totaled $9,977 and $7,672 for the years ended December 31, 1997 and 1996 would have been recorded as interest income if the loans had accrued interest in accordance with their original terms prior to the restructures.

NOTE 5--OTHER REAL ESTATE OWNED

    At December 31, 1997 and 1996, other real estate owned consisted of properties acquired through foreclosure with a carrying value of $1.3 million and $1.7 million, respectively. These balances are included in interest receivable and other assets in the accompanying consolidated balance sheets. There was no allowance for estimated losses.

    The following summarizes other real estate operations, which are included in operating expenses, for the years ended December 31, 1997, 1996 and 1995.

(DOLLARS IN THOUSANDS)                          1997    1996    1995
----------------------                         ------  ------  -------
Income (loss) from:
Real estate operations, net.................   $(177)  $(175)  $  (628)
Provision for estimated losses..............     (54)     --      (385)
                                               -----   -----   -------
Net loss from other real estate operations..   $(231)  $(175)  $(1,013)
                                               =====   =====   =======

                              GREATER BAY BANCORP

                 YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995


NOTE 6--PREMISES AND EQUIPMENT

    Premises and equipment at December 31, 1997 and 1996 are composed of the following:

(DOLLARS IN THOUSANDS)                               1997         1996
----------------------                             --------     --------
Land..........................................      $   417      $   417
Building and premises.........................        1,377        1,377
Leasehold improvements........................        4,735        4,021
Furniture and equipment.......................        7,924        8,704
Automobiles...................................          123          134
                                                    -------      -------
  Total.......................................       14,576       14,653
Accumulated depreciation and amortization.....       (6,099)      (7,136)
                                                    -------      -------
  Premises and equipment, net.................      $ 8,477      $ 7,517
                                                    =======      =======

    Depreciation and amortization amounted to $1.3 million, $1.5 million and $1.3 million for the years ended December 31, 1997, 1996 and 1995, respectively, and have been included in occupancy and equipment expense in the accompanying consolidated statements of operations.


NOTE 7--DEPOSITS

    Deposits as of December 31, 1997 and 1996 are as follows:

(DOLLARS IN THOUSANDS)                         1997          1996
----------------------                       --------      --------
Demand, noninterest-bearing.............    $  219,495     $171,497
MMDA, NOW and Savings...................       627,475      491,313
Time certificates, $100,000 and over....       183,147       91,504
Other time certificates.................        41,031       66,819
                                            ----------     --------
Total deposits..........................    $1,071,148     $821,133
                                            ==========     ========

    The following table sets forth the maturity distribution of time certificates of deposit at December 31, 1997.

                                                                   DECEMBER 31, 1997
                                                 -----------------------------------------------------
                                                                    SEVEN TO   ONE TO   MORE THAN
                                                                    --------   ------   ---------
                                        THREE MONTHS    FOUR TO      TWELVE     THREE     THREE
                                        ------------    -------      ------     -----     -----
(DOLLARS IN THOUSANDS)                     OR LESS     SIX MONTHS    MONTHS     YEARS     YEARS      TOTAL
---------------------                      -------     ----------    ------     -----     -----     --------
Time deposits, $100,000 and over.....       $154,862      $15,493    $10,065   $2,625     $   102   $183,147
Other time deposits..................         16,897       10,166     10,053    3,201         714     41,031
                                            --------      -------    -------   ------     -------   --------
  Total..............................       $171,759      $25,659    $20,118   $5,826     $   816   $224,178
                                            ========      =======    =======   ======     =======   ========

    At December 31, 1997 and 1996, the balance of the PBC Special Deposit was $88.1 million and $94.4 million, respectively. Management anticipates that these funds will be withdrawn in 1998.

                              GREATER BAY BANCORP

                 YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995


NOTE 8--COMPANY OBLIGATED MANDATORY REDEEMABLE CUMULATIVE TRUST PREFERRED SECURITIES OF SUBSIDIARY TRUST HOLDING SOLELY JUNIOR SUBORDINATED DEBENTURES

    On March 30, 1997, the Trust, a Delaware business trust wholly-owned by Greater Bay completed a public offering of 800,000 shares of 9.75% TPS. The Trust used the proceeds from the offering to purchase a like amount of 9.75% Junior Subordinated Deferrable Interest Debentures (the ''Debentures'') of Greater Bay. The Debentures are the sole assets of the Trust and are eliminated, along with the related income statement effects, in the consolidated financial statements.

    The TPS accrue and pay distributions quarterly at an annual rate of 9.75% of the liquidation amount of $25 per TPS share. The expense for those distributions is included in interest on long term borrowings. Greater Bay has fully and unconditionally guaranteed all of the obligations of the Trust.

    The TPS are mandatorily redeemable, in whole or in part, upon repayment of the Debentures at their stated maturity of April 1, 2027 or their earlier redemption. The Debentures are redeemable prior to maturity at the option of the Company, on or after April 1, 2002, in whole at any time or in part from time to time.


NOTE 9--BORROWINGS

    Short-term borrowings are detailed as follows:

(DOLLARS IN THOUSANDS)                                         1997          1996          1995
----------------------                                       --------      --------      --------
Federal funds purchased:
  Balance at December 31................................      $    --       $12,000       $    --
  Average balance.......................................        1,523           669         1,120
  Maximum amount outstanding at any month-end...........        9,161        12,000         5,600
  Average interest rate:
     During the year....................................         5.32%         5.42%         5.69%
     At December 31.....................................           --          6.63%           --
Securities sold under agreements to repurchase:
  Balance at December 31................................      $19,480       $    --       $    --
  Average balance.......................................        5,278         1,556        11,486
  Maximum amount outstanding at any month-end...........       19,480        14,994        26,994
  Average interest rate:
     During the year....................................         5.71%         5.74%         6.12%
     At December 31.....................................         6.15%           --            --

    Federal funds purchased generally mature the following day after the purchase while securities sold under agreements to repurchase generally mature within 30 days from the various dates of purchase.

    In 1995, the Company consummated a private offering of $3.0 million of 11.5% subordinated notes. The notes, which will mature on September 15, 2005, were offered to members of the Board of Directors, bank officers and other accredited investors within the definition of Rule 501 under the Securities Act of 1933, as amended. The notes are redeemable by the Company any time after September 30, 1998 at a premium ranging from 0% to 5%. The notes qualify as Tier 2 capital of the Company.

                              GREATER BAY BANCORP

                 YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995


NOTE 10--INCOME TAXES

    Income tax expense was comprised of the following for the years ended December 31, 1997, 1996 and 1995:

(DOLLARS IN THOUSANDS)          1997        1996        1995
----------------------        --------    --------    --------
Current:
  Federal................      $ 8,248     $ 4,276     $ 2,029
  State..................        2,416       1,080         766
                               -------     -------     -------
  Total current..........       10,664       5,356       2,795
Deferred:
  Federal................       (3,243)     (1,244)        106
  State..................         (957)       (138)        (32)
                               -------     -------     -------
  Total deferred.........       (4,200)     (1,382)         74
                               -------     -------     -------
Total expense............      $ 6,464     $ 3,974     $ 2,869
                               =======     =======     =======

    Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amount used for income tax purposes. The tax effects of temporary differences that gave rise to significant portions of the deferred tax assets and liabilities at December 31, 1997 and 1996 are as follows:

                                     YEARS ENDED
                                   ----------------
                                     DECEMBER 31,
                                   ----------------
(DOLLARS IN THOUSANDS)              1997      1996
----------------------             ------    ------
Loan loss reserves...............  $5,061    $2,905
Accumulated depreciation.........      61        96
Deferred compensation............     997       260
State income taxes...............   1,943       888
Net operating losses.............     336       181
Unrealized gains.................    (247)      (65)
Purchase accounting adjustments..      72       126
Other............................    (445)     (813)
                                   ------    ------
Net deferred tax asset...........  $7,778    $3,578
                                   ======    ======

    Management believes that the Company will fully realize its total deferred income tax assets as of December 31, 1997 based upon the Company's recoverable taxes from prior carryback years, its total deferred income tax liabilities and its current level of operating income.

    At December 31, 1997, the Company had a federal tax net operating loss carryforward of approximately $913,000 expiring in years 2010, 2011 and 2012 and a California net operating loss carryforward of approximately $353,000 expiring in 2001 and 2002.

    Under provisions of the United States income tax laws these loss carryovers are subject to limitation due to the acquisition of Pacific Rim Bancorporation in 1998. Management does not believe that these limitations will prevent the realization of the benefit of the loss carryovers during the carryover periods.

    A reconciliation from the statutory income tax rate to the consolidated effective income tax rate follows, for the years ended December 31 ,1997, 1996 and 1995:

                                                                                YEARS ENDED
                                                                                -----------
                                                                               DECEMBER 31,
                                                                               ------------
(DOLLARS IN THOUSANDS)                                                  1997       1996       1995
----------------------                                                ---------  ---------  ---------
Statutory federal tax rate..........................................    35.00 %    35.00 %    35.00 %
California franchise tax expense, net of federal income tax benefit.     6.20 %     7.14 %     6.50 %
Tax exempt income...................................................    (2.00)%    (4.16)%    (3.00)%
Nondeductible merger costs..........................................     0.00 %     2.55 %     0.00 %
Other, net..........................................................    (2.21)%    (0.20)%    (2.10)%
                                                                      ---------  ---------  ---------
Effective income tax rate...........................................    36.99 %    40.33 %    36.40 %
                                                                      =========  =========  =========

                              GREATER BAY BANCORP

                 YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995


NOTE 11--OPERATING EXPENSES

    Other operating expenses were comprised of the following:

                                                        YEARS ENDED
                                                        -----------
                                                        DECEMBER 31,
                                                        ------------
(DOLLARS IN THOUSANDS)                            1997      1996      1995
----------------------                          --------  --------  --------
Legal and other professional fees.............    $1,735    $1,676    $1,785
Telephone, postage and supplies...............     1,348     1,121       881
Marketing and promotion.......................     1,209       979       457
Directors fees................................       657       515       554
Client services...............................       444       462       389
FDIC insurance and regulatory assessments.....       285       148       749
Insurance.....................................       313       225       327
Other real estate owned.......................       177       175       628
Other.........................................     2,387     2,710     2,307
                                                  ------    ------    ------
  Total.......................................    $8,555    $8,011    $8,077
                                                  ======    ======    ======

   Merger and other related nonrecurring costs incurred in connection with the merger consummated in December 1997 (see Note 2) totaling $3.3 million include $1.1 million of professional fees related to the transaction, $1.4 million of charges to conform accounting practices of the two merged entities, with the balance related to severance and compensation costs.

   Merger and other related nonrecurring costs incurred in connection with the merger consummated in November 1996 (see Note 2) totaling $2.8 million include $1.1 million of professional fees related to the transaction, $1.2 million of charges to conform accounting practices of the two merged entities, with the balance related to severance and compensation costs.


NOTE 12--EMPLOYEE BENEFIT PLANS

 Stock Option Plan

   On November 19, 1997, the Company's shareholders approved an amendment of the Greater Bay Bancorp 1996 Stock Option Plan (the ''Bancorp Plan''), to increase by 456,326 (912,652 stock split adjusted) the number of shares of Greater Bay stock issuable under the Bancorp Plan. This was done to accommodate the increased number of eligible employees as a result of the merger with PBC.

   Effective November 27, 1996, the Company's shareholders approved the original Bancorp Plan and authorized an increase in the number of shares previously available for issuance under the Mid-Peninsula Bancorp Plan from 457,037 (914,074 stock split adjusted) to 751,564 (1,503,128 stock split adjusted) shares to accommodate the merger of Mid-Peninsula Bancorp and Cupertino National Bancorp. Under the terms of the merger, all stock option plans of Cupertino National Bancorp and Mid-Peninsula Bancorp were terminated at the time of the merger and all outstanding options from these plans were assumed by the Bancorp Plan. Outstanding options from the Mid-Peninsula Bancorp plan of 216,326 (432,652 stock split adjusted) and outstanding options from the Cupertino National Bancorp plan of 251,073 (502,146 stock split adjusted) (converted at a ratio of 0.81522) were assumed by the Bancorp Plan.

   Options issued under the Bancorp Plan may be granted to employees and nonemployee directors and may be either incentive or nonqualified stock options as defined under current tax laws. The exercise price of each

                              GREATER BAY BANCORP

                 YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

option must equal the market price of the Company's stock on the date of grant. The term of an option may not exceed 10 years.

   At December 31, 1997 the total authorized shares issuable under the Bancorp Plan was approximately 1,207,890 shares and the number of shares available for future grants was 700,000 shares.


 Stock-Based Compensation

   In October 1995, the Financial Accounting Standards Board (''FASB'') issued SFAS No. 123 ''Accounting for Stock-Based Compensation'' (''SFAS No. 123''). Under the provisions of SFAS No. 123, the Company is encouraged, but not required, to measure compensation costs related to its employee stock compensation plans under the fair market value method. If the Company elects not to recognized compensation expense under this method, it is required to disclose the pro forma net income and earnings per share effects based on the SFAS No. 123 fair value methodology. The Company implemented the requirements of SFAS No. 123 in 1996 and has elected to adopt the disclosure provisions of this statement.

   At December 31, 1996, the Company had one stock option plan, which is described above. The Company applies Accounting Principles Board (APB) Opinion No. 25 and related interpretations in accounting for its Plan. Accordingly, no compensation cost has been recognized for its stock option plan. Had compensation for the Company's stock option plan been determined consistent with SFAS No. 123, the Company's net income per share would have been reduced to the pro forma amounts indicated below (the following reflects the impact of the 2-for-1 stock split):

(DOLLARS IN THOUSANDS, EXCEPT                    DECEMBER 31,
-----------------------------                    ------------
PER SHARE AMOUNTS)                           1997      1996      1995
------------------                         -------    ------    ------
Net Income:
  As reported..........................    $11,011    $5,878    $5,010
  Pro forma............................    $10,602    $5,637    $4,940
Basic net income per share
  As reported..........................    $  1.24    $ 0.69    $ 0.62
  Pro forma............................    $  1.19    $ 0.66    $ 0.61
Diluted net income per share
  As reported..........................    $  1.15    $ 0.64    $ 0.59
  Pro forma............................    $  1.11    $ 0.62    $ 0.58

    The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option-pricing model with the following weighted average assumptions for grants in 1997, 1996 and 1995, respectively; dividend yield of 1.8%, 2.0% and 2.0%; expected volatility of 22.9%, 19.3% and 19.3%; risk free rates of 6.3%, 6.0% and 6.9%. No adjustments have been made for forfeitures. The actual value, if any, that the option holder will realize from these options will depend solely on the increase in the stock price over the option price when the options are exercised.

                              GREATER BAY BANCORP

                 YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

   A summary of the Company's fixed stock option plan as of December 31, 1997, 1996, and 1995 and changes during the years ended on those dates is presented below (as adjusted for the 2 for 1 stock split):

                                                            1997                  1996                  1995
                                                     ------------------    ------------------    ------------------
                                                               WEIGHTED              WEIGHTED              WEIGHTED
                                                               --------              --------              --------
                                                                AVERAGE               AVERAGE               AVERAGE
                                                                --------              -------               -------
                                                     SHARES    EXERCISE    SHARES    EXERCISE    SHARES    EXERCISE
                                                     ------    -------     ------    --------    ------    --------
                                                     (000'S)     PRICE     (000'S)     PRICE     (000'S)     PRICE
                                                     -------     -----     -------     -----     -------     -----
Outstanding at beginning of year..................     1,316      $ 7.62     1,242      $ 5.46     1,290      $ 4.93
Granted...........................................       312       24.11       482       10.12       358        6.40
Exercised.........................................      (198)       4.92      (384)       3.95      (290)       4.38
Forfeited.........................................       (40)       5.27       (24)       6.03      (116)       5.16
                                                         ---      ------     -----      ------     -----      ------
Outstanding at end of year........................     1,390       11.27     1,316        7.62     1,242        5.46
                                                         ---      ------     -----      ------     -----      ------
Options exercisable at year-end...................       750        6.97       624        6.32       772        4.67
                                                         ---      ------     -----      ------     -----      ------
Weighted average fair value of options granted
 during the year..................................                $ 6.31                $ 2.87                  1.59
                                                                  ------                ------                ------

   The following table summarizes information about stock options outstanding at December 31, 1997 (as adjusted for the 2-for-1 stock split).

                             OPTIONS OUTSTANDING               OPTIONS EXERCISABLE
                   ---------------------------------------   ----------------------
                                 WEIGHTED      WEIGHTED                   WEIGHTED
                                 ---------     --------                   --------
                      NUMBER      AVERAGE      AVERAGE         NUMBER      AVERAGE
                      ------     ---------     -------         ------      -------
    EXERCISE       OUTSTANDING   EXERCISE   REMAINING LIFE   OUTSTANDING  EXERCISE
    --------       -----------   ---------  --------------   -----------  --------
   PRICE RANGE       (000'S)       PRICE       (YEARS)        (000'S)       PRICE
   -----------       -------       -----       -------        -------       -----
$ 2.50--$ 5.63             314      $ 4.54             3.1           314     $ 4.54
$ 5.75--$ 8.63             434        7.04             6.1           274       4.42
$ 9.25--$10.88             214       10.54             8.8            46      10.45
$12.00--$17.50             138       12.64             8.5           116      12.04
$24.50--$25.00             290       24.50            10.0            --         --

 401(K) Savings Plan

   As a result of the merger with PBC, the Company will be merging the PBC 401(k) Plan with and into the Company's 401(k) Plan. A description of the Company's 401(k) plan is presented below:

   The Company has a 401(k) tax deferred savings plan under which eligible employees may elect to defer a portion of their salary (up to 15%) as a contribution to the plan. The Company matches the employees contributions at a rate set by the Board of Directors (currently 62.5% of the first 8% of deferral of an individual's total compensation). The matching contribution vests ratably over the first four years of employment.

   For the years ended December 31, 1997, 1996 and 1995, the Company contributed $672,000, $379,000 and $284,000, respectively to the 401(k) plans.


 Employee Stock Purchase Plan

   The Company has established an Employee Stock Purchase Plan, as amended, under section 423(b) of the Internal Revenue Code which allows eligible employees to set aside up to 15% of their compensation toward the purchase of the Company's stock for an aggregate total of 133,934 shares (267,868 shares stock split adjusted). Under the plan the purchase price.

                              GREATER BAY BANCORP

                 YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

is 85% of the lower of the fair market value at the beginning or end of each three month offering period. During 1997, employees purchased 15,160 shares (30,320 shares stock split adjusted) of common stock for an aggregate purchase price of $347,000 compared to the purchase of 10,632 shares (21,264 shares stock split adjusted) of common stock for an aggregate purchase price of $137,000 in 1996 and 8,537 (17,074 shares stock split adjusted) shares of common stock for an aggregate purchase price of $80,000 in 1995. There were 67,158 shares (134,316 shares stock split adjusted) remaining in the plan available for purchase by employees at December 31, 1997.


 Salary Compensation Plan

   During 1993 and 1995, the Company entered into salary continuation agreements with certain executive officers. Under these agreements, the Company is generally obligated to provide for each such employee or their beneficiaries, during a period of up to 40 years after the employee's death, disability or retirement, annual benefits ranging from $36,000 to $85,000. The estimated presented value of future benefits to be paid is being accrued over the vesting period of the participants. Expenses accrued for this plan for the years ended December 31, 1997, 1996 and 1995 totaled $503,000, $310,000, and $173,000, respectively. Depending on the agreement, the Company and the employees are beneficiaries of life insurance policies that have been purchased as a method of financing the benefits under the agreements. At December 31, 1997 and 1996, the Company's cash surrender value of these policies was approximately $9.4 million and $8.9 million, respectively, and is included in other assets.


 Deferred Compensation Plan

   Effective November 19, 1997, the Company adopted the Greater Bay Bancorp 1997 Elective Deferral Compensation Plan (the ''Deferred Plan'') that allows eligible officers and directors of the Company to defer a portion of their bonuses, director fees and other compensation. The deferred compensation will earn interest calculated annually based on a short-term interest reference rate. All participants are fully vested at all times in their contributions to the Deferred Plan. At December 31, 1997, $628,000 of deferred compensation under this plan is included in other liabilities.

   Additionally, under a deferred compensation plan that was established at PBC prior to its merger with the Company, there was approximately $1.1 million of deferral compensation which is included in other liabilities.


NOTE 13--RELATED PARTY TRANSACTIONS

   Loans made to executive officers, directors and their affiliates, are made subject to approval by the Directors' Loan Committee and the Board of Directors. An analysis of total loans to related parties for the years ended December 31, 1997 and 1996 is shown below:

(DOLLARS IN THOUSANDS)                        1997      1996
----------------------                       -------   -------
 Balance, January 1.......................   $10,374   $13,172
Additions.................................    15,658     1,543
Repayments................................    (9,723)   (4,341)
                                             -------   -------
Balance, December 31......................   $16,309   $10,374
                                             =======   =======
Undisbursed commitments, at year end......   $ 8,296   $ 6,866
                                             =======   =======

                              GREATER BAY BANCORP

                 YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995


NOTE 14--COMMITMENTS AND CONTINGENT LIABILITIES

 Lease Commitments

   The Company leases certain facilities at which it conducts its operations. Future minimum lease commitments under all noncancelable operating leases as of December 31, 1997 are below:

                                      (Dollars in
                                      -----------
YEARS ENDED DECEMBER 31,              THOUSANDS)
------------------------              ----------
      1998........................       $ 2,486
      1999........................         2,477
      2000........................         2,455
      2001........................         1,867
      2002........................         1,518
      Thereafter..................         1,460
                                         -------
      Total.......................       $12,263
                                         =======

   The Company subleases that portion of the available space that is not utilized. Sublease rental income for the years ended December 31, 1997, 1996, and 1995 was $882,000, $309,000, and $398,000, respectively. Gross rental expense for the years ended December 31, 1997, 1996, and 1995 was $2.8 million, $2.0 million, and $1.8 million, respectively.


 Other Commitments and Contingent Liabilities

   In the normal course of business, various commitments and contingent liabilities are outstanding, such as guarantees and commitments to extend credit, that are not reflected in the accompanying consolidated financial statements. Commitments to fund loans were $332.9 million and $225.3 million and standby letters of credit were $15.1 million and $18.6 million, at December 31, 1997 and 1996, respectively. The Company's exposure to credit loss is limited to amounts funded or drawn; however, at December 31, 1997, no losses are anticipated as a result of these commitments.

   Loan commitments which have fixed expiration dates and require the payment of a fee are typically contingent upon the borrower meeting certain financial and other covenants. Approximately $60.0 million of these commitments relate to real estate construction and land loans and are expected to fund within the next 12 months. However, the remainder relates primarily to revolving lines of credit or other commercial loans, and many of these commitments are expected to expire without being drawn upon, therefore the total commitments do not necessarily represent future cash requirements. The Banks evaluate each potential borrower and the necessary collateral on an individual basis. Collateral varies, but may include real property, bank deposits, debt or equity securities, or business assets.

   Stand-by letters of credit are conditional commitments written by the Banks to guarantee the performance of a client to a third party. These guarantees are issued primarily related to purchases of inventory by the Banks' commercial clients, and are typically short-term in nature. Credit risk is similar to that involved in extending loan commitments to clients, and the Banks accordingly use evaluation and collateral requirements similar to those for loan commitments.

   In the ordinary course of business there are various assertions, claims and legal proceedings pending against the Company. Management is of the opinion that the ultimate resolution of these proceedings will not have a material adverse effect on the consolidated financial position or results of operations of the Company.

                              GREATER BAY BANCORP

                 YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

  In July 1995, the Company settled a lawsuit of $1.1 million (net of tax) which alleged that the Company did not perform its fiduciary duties and, as a result, the plaintiff incurred losses on real estate investments that were purchased. The Company recovered those losses through insurance coverage for this settlement in 1997. However, due to the uncertainty associated with the recovery, the Company reflected the settlement expense as a charge to 1995 earnings, and the associated recovery in 1997 as a recovery to earnings.


NOTE 15--REGULATORY MATTERS

  The Company and the Banks are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's consolidated financial statements. Under capital adequacy guidelines and regulatory framework for prompt corrective action, the Banks must meet specific capital guidelines that involve quantitative measures of the Banks' assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Banks' capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

  Quantitative measures established by regulation to ensure capital adequacy require the Banks to maintain minimum capital amounts and ratios (as defined in the regulations) and are set forth in the table below. At December 31, 1997 and 1996 the Company and the Banks met all capital adequacy requirements to which they are subject.

  As of December 31, 1997, the most recent notification from the regulators categorized the Company and the Banks as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, the Company and the Banks must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following table. There are no conditions or events since that determination that management believes have changed the institution's category. The Company and the Bank's actual 1997 and 1996 capital amounts and ratios are as follows:

                                                                                                        TO BE WELL
                                                                                                        ----------
                                                                                                     CAPITALIZED UNDER
                                                                                                     ------------------
                                                                                    FOR CAPITAL      PROMPT CORRECTIVE
                                                                                    -----------      ------------------
      AS OF DECEMBER 31, 1997 (DOLLARS IN THOUSANDS)                ACTUAL        ADEQUACY PURPOSES   ACTION PROVISIONS
      -----------------------------------------------------         ------       ------------------  ------------------
                                                                AMOUNT   RATIO    AMOUNT     RATIO    AMOUNT     RATIO
                                                               --------  ------  ---------  -------  ---------  -------
Total Capital (To Risk Weighted Assets):
  GREATER BAY BANCORP                                          $110,095  12.49%    $70,490    8.00%         N/A
  Cupertino National Bank                                        40,201  10.03      32,118    8.00     $40,147   10.00%
  Golden Gate Bank                                                9,408  12.80       5,878    8.00       7,347   10.00
  Mid-Peninsula Bank                                             34,727  11.88      23,416    8.00      29,269   10.00
  Peninsula Bank of Commerce                                     15,252  14.33       8,525    8.00      10,657   10.00
Tier 1 Capital (To Risk Weighted Assets):
  GREATER BAY BANCORP                                          $ 96,034  10.90%    $35,245    4.00%         N/A
  Cupertino National Bank                                        32,126   8.02      16,059    4.00     $24,088    6.00%
  Golden Gate Bank                                                8,523  11.60       2,939    4.00       4,408    6.00
  Mid-Peninsula Bank                                             31,064  10.63      11,708    4.00      17,562    6.00
  Peninsula Bank of Commerce                                     13,917  13.08       4,263    4.00       6,394    6.00
Tier 1 Capital (To Average Assets):
  GREATER BAY BANCORP                                          $ 96,034   8.48%    $45,309    4.00%         N/A
  Cupertino National Bank                                        32,126   7.08      18,189    4.00     $22,737    5.00%
  Golden Gate Bank                                                8,523   9.30       3,666    4.00       4,582    5.00
  Mid-Peninsula Bank                                             31,064   8.54      10,935    3.00      18,225    5.00
  Peninsula Bank of Commerce                                     13,917   6.65       8,401    4.00      10,501    5.00

                              GREATER BAY BANCORP

                 YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                                                                                        TO BE WELL
                                                                                                    ------------------
                                                                                                    CAPITALIZED UNDER
                                                                                                    ------------------
                                                                                   FOR CAPITAL      PROMPT CORRECTIVE
                                                                                   -----------      ------------------
      AS OF DECEMBER 31, 1996 (DOLLARS IN THOUSANDS)               ACTUAL       ADEQUACY PURPOSES   ACTION PROVISIONS
      -----------------------------------------------------        ------       ------------------  ------------------
                                                                AMOUNT   RATIO    AMOUNT    RATIO    AMOUNT     RATIO
                                                               -------  ------   --------  -------  ---------  -------
Total Capital (To Risk Weighted Assets):
  GREATER BAY BANCORP                                          $77,852  11.62%    $53,606    8.00%         N/A
  Cupertino National Bank                                       28,022  10.03      22,364    8.00     $27,932   10.00%
  Golden Gate Bank                                               8,230  13.60       4,819    8.00       6,023   10.00
  Mid-Peninsula Bank                                            25,415  11.07      18,359    8.00      22,949   10.00
  Peninsula Bank of Commerce                                    14,559  14.80       7,884    8.00       9,855   10.00
Tier 1 Capital (To Risk Weighted Assets):
  GREATER BAY BANCORP                                          $66,816   9.97%    $26,803    4.00%         N/A
  Cupertino National Bank                                       21,515   7.70      11,173    4.00     $16,759    6.00%
  Golden Gate Bank                                               7,469  12.40       2,409    4.00       3,614    6.00
  Mid-Peninsula Bank                                            22,810   9.94       9,179    4.00      13,769    6.00
  Peninsula Bank of Commerce                                    13,325  13.50       3,942    4.00       5,913    6.00
Tier 1 Capital (To Average Assets):
  GREATER BAY BANCORP                                          $66,816   7.84%    $34,085    4.00%         N/A
  Cupertino National Bank                                       21,515   6.42      13,412    4.00     $16,765    5.00%
  Golden Gate Bank                                               7,469   8.50       3,515    4.00       4.394    5.00
  Mid-Peninsula Bank                                            22,810   8.23       8,312    3.00      13,853    5.00
  Peninsula Bank of Commerce                                    13,325   8.90       5,992    4.00       7,490    5.00


NOTE 16--RESTRICTIONS ON SUBSIDIARY TRANSACTIONS

  One of the principal sources of cash for Greater Bay is dividends from its subsidiary Banks. Total dividends which may be declared by the Banks without receiving prior approval from regulatory authorities are limited to the lesser of the Banks' retained earnings or the net income of the Banks for the latest three fiscal years, less dividends previously declared during that period.

  The Banks are subject to certain restrictions under the Federal Reserve Act, including restrictions on the extension of credit to affiliates. In particular, the Banks are prohibited from lending to Greater Bay unless the loans are secured by specified types of collateral. Such secured loans and other advances from the Banks are limited to 10% of the Bank's shareholders' equity, or a maximum of $7.6 million at December 31, 1997. No such advances were made during 1997 or exist as of December 31, 1997.

                              GREATER BAY BANCORP

                 YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995


NOTE 17--PARENT COMPANY ONLY CONDENSED FINANCIAL STATEMENTS

  The financial statements of Greater Bay Bancorp (parent company only) follow:

PARENT COMPANY ONLY--BALANCE SHEETS

                                                      DECEMBER 31,
                                                      ------------    -
(DOLLARS IN THOUSANDS)                              1997       1996*
----------------------                            ---------  ---------
Assets:
Cash and cash equivalents.......................   $  4,804    $   650
Investment in subsidiaries......................     86,310     65,109
Other investments...............................      5,717         --
Subordinated debentures issued by subsidiary....      3,000      3,000
Other assets....................................      3,198      1,597
                                                   --------    -------
Total assets....................................   $103,029    $70,356
                                                   ========    =======
Liabilities and shareholders' equity:
  Subordinated debt.............................     23,618      3,000
  Other liabilities.............................      3,154        630
                                                   --------    -------
Total liabilities...............................     26,772     3, 630
Shareholders' equity
  Common stock..................................     52,218     50,025
  Unrealized gain (loss)........................        223        (90)
  Retained earnings.............................     23,816     16,791
                                                   --------    -------
Total shareholders' equity......................     76,257     66,726
                                                   --------    -------
Total liabilities and shareholders' equity......   $103,029    $70,356
                                                   ========    =======

PARENT COMPANY ONLY--INCOME STATEMENTS

                                                                                     YEARS ENDED DECEMBER 31,
                                                                               ------------------------------------
(DOLLARS IN THOUSANDS)                                                            1997         1996*       1995*
----------------------                                                         ----------   -----------  ----------
Income:
  Interest income............................................................    $    389      $   531      $   80
  Other income...............................................................          27          142         638
                                                                                 --------      -------      ------
Total........................................................................         416          673         718
                                                                                 --------      -------      ------
Provision for loan losses                                                               -          113           -
Expenses:
  Interest expense...........................................................       1,458           --          --
  Salaries...................................................................       5,978          135         108
  Occupancy and equipment....................................................       1,154          461         448
  Other expenses.............................................................       2,532        1,651         696
  Less rentals and fees received from Banks..................................     (10,201)        (460)       (441)
                                                                                 --------      -------      ------
Total........................................................................         921        1,787         811
                                                                                 --------      -------      ------
Loss before taxes and equity in undistributed net income of subsidiaries.....        (505)      (1,227)        (93)
Income tax expense (benefits)................................................        (249)                    (149)
                                                                                 --------      -------      ------
                                                                                                    21
                                                                                               -------
Income (loss) before equity in undistributed net income of subsidiaries......        (256)      (1,248)
                                                                                 --------      -------          56
                                                                                                            ------
Equity in undistributed net income of subsidiaries...........................      11,267        7,126       4,954
                                                                                 --------      -------      ------
Net income...................................................................    $ 11,011      $ 5,878      $5,010
                                                                                 ========      =======      ======

*  Restated on a historical basis to reflect the mergers discussed in Note 2.

                              GREATER BAY BANCORP

                 YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

PARENT COMPANY ONLY--STATEMENTS OF CASH FLOWS

                                                                            YEARS ENDED DECEMBER 31,
                                                                      -------------------------------------
                       (DOLLARS IN THOUSANDS)                             1997        1996*        1995*
          ------------------------------------------------            -----------  -----------  -----------
Cash flows--operating activities:
  Net income........................................................    $ 11,011      $ 5,878      $ 5,010
Reconciliation of net income to net cash from operations:
     Equity in undistributed net income of subsidiaries.............     (11,267)      (7,126)      (4,954)
     Provision for loan losses                                                --          113           --
     Net change in other assets.....................................      (1,601)         271         (920)
     Net change in other liabilities................................       2,524          142          309
                                                                        --------      -------      -------
Operating cash flow, net............................................         667         (722)        (555)
                                                                        --------      -------      -------
Cash flows--investing activities:
  Purchases of available for sale securities........................      (8,293)          --           --
  Proceeds from sale of available for sale securities...............       3,156           --           --
  Principal repayment of loans receivable...........................          --          113          187
  Purchase of subordinated debentures from CNB......................          --           --       (3,000)
  Dividends from subsidiaries.......................................       3,617          769          440

Capital contribution to the subsidiaries............................     (13,818)      (1,003)      (1,352)
                                                                        --------      -------      -------
Investing cash flows, net...........................................     (15,338)        (121)      (3,725)
                                                                        --------      -------      -------
Cash flows--financing activities:
  Capital contribution                                                        --           --        2,000
  Proceeds from the sale of stock                                             --           --          100
  Proceeds from issuance of subordinated debt.......................      20,618           --        3,000
  Proceeds from exercise of stock options and employees stock
    purchases.......................................................       2,193        1,954        1,577
  Cash paid in lieu of fractional shares on stock dividends.........          --           --           (3)
  Payment of cash dividends.........................................      (3,986)      (2,311)      (1,832)
                                                                        --------      -------      -------
Financing cash flows, net...........................................      18,825         (357)       4,842
                                                                        --------      -------      -------
Net increase in cash and cash equivalents...........................       4,154       (1,200)         562
Cash and cash equivalents at the beginning of the year..............         650        1,850        1,288
                                                                        --------      -------      -------
Cash and cash equivalents at end of the year........................    $  4,804      $   650      $ 1,850
                                                                        ========      =======      =======

*  Restated on a historical basis to reflect the mergers discussed in Note 2.

                              GREATER BAY BANCORP

                 YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995


NOTE 18--SUBSEQUENT EVENTS

  On August 31, 1998, the Company completed a merger with Pacific Business Funding Corporation ("PBFC"), an asset-based specialty finance company. The following table sets forth the composition of the combined operations of the Company and PBFC for the six-month period ended June 30, 1998 prior to the consummation of the merger on August 31, 1998. At June 30, 1998, PBFC had total assets of $17.1 million, total liabilities of $17.0 million and total equity of $0.1 million. As this merger was not materially significant, no supplemental financial statements reflecting this merger have been prepared.

                                               (UNAUDITED)
                                               -----------
                                               SIX MONTHS
                                               ----------
                                             ENDED JUNE 30,
                                             --------------
                                                  1998
                                                  ----
      (DOLLARS IN THOUSANDS)
----------------------------
      Net Interest Income:
       Greater Bay Bancorp.............            $ 30,077
         PBFC                                         1,164
                                                   --------
        Combined.......................            $ 31,241
                                                   --------
      Provision for loan losses:
       Greater Bay Bancorp.............            $  2,243
       PBFC............................                 100
                                                   --------
        Combined.......................            $  2,343
                                                   --------
      Net Income:
       Greater Bay Bancorp.............            $  6,628
       PBFC............................                 574
                                                   --------
        Combined.......................            $  7,202
                                                   --------

     On August 12, 1998, the Company completed an offering of Floating Rate Capital Securities, Series A ("Capital Securities") in an aggregate amount of $30 million through GBB Capital II, a trust affiliate of the Company formed for the purpose of the offering. The Capital Securities issued in the offering were sold in a private transaction pursuant to an applicable exemption form registration under the Securities Act and have not been registered under the Securities Act. The Capital Securities have an offering price (liquidation amount) of $1,000 per security and will receive distributions at a variable rate of interest, initially at 7.1875%. The interest rate will reset quarterly, equal to 3-month LIBOR plus 150 basis points, will be cumulative and will be payable quarterly. As part of this transaction, the Company negotiated an interest rate swap to fix the cost of the offering at 7.55% for 10 years.

     The Capital Securities accrue and pay distributions quarterly beginning December 15, 1998 at a floating rate equal to the 3-month LIBOR plus 150 basis points on the liquidation amount of $1,000 per share Capital Securities. The expense for those distributions will be included in interest on long term borrowings. Greater Bay has fully and unconditionally guaranteed all of the obligations of the GBB Capital II.

     The Capital Securities are mandatorily redeemable, in whole or in part, upon repayment of the Debentures at their stated maturity of September 15, 2028 or their earlier redemption. The Debentures are redeemable prior to maturity at the option of the Company, on or after September 15, 2008, in whole at any time or in part form time to time.


NOTE 19--FAIR VALUE OF FINANCIAL INSTRUMENTS

  Fair value estimates, methods and assumptions are set forth below for the Company's financial instruments. The estimated fair value of financial instruments of the Company as of December 31, 1997 and 1996 is as follows:

                                                                               1997                   1996
                                                                       ---------------------  ---------------------
                                                                       CARRYING               CARRYING
                                                                       ---------              ---------
                       (DOLLARS IN THOUSANDS)                           AMOUNT    FAIR VALUE   AMOUNT    FAIR VALUE
            ------------------------------------------                 ---------  ----------  ---------  ----------
Financial assets:
  Cash and due from banks............................................   $ 53,000    $ 53,000   $ 49,959    $ 49,959
  Short term investments.............................................    178,549     178,549    141,712     141,712
  Investment securities..............................................    213,127     215,912    135,671     136,030
  Loans, net.........................................................    718,529     718,670    553,603     557,244

Financial liabilities:
  Deposits:
     Demand, noninterest-bearing.....................................    219,495     219,495    171,497     171,498
     MMDA, NOW and Savings...........................................    627,475     627,476    491,313     491,313
     Time certificates, $100,000 and over............................    183,147     183,103     91,504      91,629
     Other time certificates.........................................     41,031      41,013     66,819      67,078
  Other borrowings...................................................     19,480      19,480     12,000      12,000
  Subordinated debt..................................................      3,000       3,337      3,000       3,000
  Company obligated mandatory redeemable preferred securities of subsidiary trust holding solely junior subordinated
    debentures.......................................................     20,000      21,210         --          --

  The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value.


 Cash and Cash Equivalents

  The carrying value reported in the balance sheet for cash and cash equivalents approximates fair value.

                              GREATER BAY BANCORP

                 YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995


 Investment Securities

  The carrying amounts for short-term investments approximate fair value because they mature in 90 days or less and do not present unanticipated credit concerns. The fair value of longer term investments, except certain state and municipal securities, is estimated based on bid prices published in financial newspapers or bid quotations received from securities dealers. The fair value of certain state and municipal securities is not readily available through market sources other than dealer quotations, as such, fair value estimates are based on quoted market prices of similar instruments, adjusted for differences between the quoted instruments and the instruments being valued.


 Loans

  Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type such as commercial, commercial real estate, residential mortgage and consumer. Each loan category is further segmented into fixed and adjustable rate interest terms.

  The fair value of performing fixed rate loans is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan. The estimate of maturity is based on the Company's historical experience with repayments for each loan classification, modified, as required, by an estimate of the effect of current economic and lending conditions. The fair value of performing variable rate loans is judged to approximate book value for those loans whose rates reprice in less than 90 days. Rate floors and rate ceilings are not considered for fair value purposes as the number of loans with such limitations is not significant.

  Fair value for significant nonperforming loans is based on recent external appraisals. If appraisals are not available, estimated cash flows are discounted using a rate commensurate with the risk associated with the estimated cash flows. Assumptions regarding credit risk, cash flows, and discount rates are judgmentally determined using available market information and specific borrower information.


 Deposit Liabilities and Borrowings

  The fair value for all deposits without fixed maturities and short term borrowings is considered to be equal to the carrying value. The fair value for fixed rate time deposits and subordinated debt are estimated by discounting future cash flows using interest rates currently offered on time deposits or subordinated debt with similar remaining maturities.


 Commitments to Extend Credit and Standby Letters of Credit

  The majority of the Company's commitments to extend credit carry current market interest rate if converted to loans. Because these commitments are generally unassignable by either the Company or the borrower, they only have value to the Company and the borrower. The estimated fair value approximates the recorded deferred fee amounts and is excluded from the table.


 Limitations

  Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale, at one time, the Company's entire holdings of a particular financial instrument. Fair value estimates are based on judgments regarding future expected loss experience, current economic condition, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

                              GREATER BAY BANCORP

                 YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

  Fair value estimates are based on existing on- and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have significant effect on fair value estimates and have been considered in many of the estimates.


NOTE 20--QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

                                    DECEMBER 31,           SEPTEMBER 30,              JUNE 30,               MARCH 31,
   (DOLLARS IN THOUSANDS,      ----------------------  ----------------------  ----------------------  ----------------------
   ----------------------
 EXCEPT PER SHARE DATA) (1)       1997        1996        1997        1996        1997        1996        1997        1996
 --------------------------    ----------  ----------  ----------  ----------  ----------  ----------  ----------  ----------
Interest income..............     $23,904     $17,977     $22,304     $14,996     $20,910     $14,163     $18,281     $13,577
Net interest income..........      14,692      11,617      13,780       9,531      12,629       9,242      11,426       8,622
Provision for loan losses....       1,000         806       1,224         838       2,275         410       1,993         365
Other income.................       1,512       1,087       1,478       1,468       2,480         994       1,114       1,109
Other expenses...............      12,636      10,952       8,245       7,170       8,109       6,853       6,154       6,424
Income before taxes..........       2,568         946       5,789       2,991       4,725       2,973       4,393       2,942
Net income...................       1,553         298       3,643       1,773       3,011       2,006       2,804       1,801
Earnings per share:
 Basic.......................     $  0.18     $  0.03     $  0.41     $  0.21     $  0.34     $  0.24     $  0.31     $  0.21
 Diluted.....................     $  0.16     $  0.03     $  0.38     $  0.20     $  0.32     $  0.29     $  0.29     $  0.20

____________
(1) Quarterly amounts have been restated on a historical basis to reflect the mergers discussed in Note 2.

                       REPORT OF INDEPENDENT ACCOUNTANTS

The Board of Directors and Shareholders
Greater Bay Bancorp

  We have audited the accompanying consolidated balance sheets of Greater Bay Bancorp and Subsidiaries (the Company) as of December 31, 1997 and 1996, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1997, restated for all periods presented to give effect to the business combination with Pacific Rim Bancorporation, the former holding company of Golden Gate Bank, on May 8, 1998, accounted for as a pooling-of-interests. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 1997 and 1996, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.


                                  /s/ PricewaterhouseCoopers LLP



San Francisco, California
September 2, 1998